                                                                  EXHIBIT 10.12

                                 LEASE AGREEMENT

                                     BETWEEN

                         NEW YORK - NEW YORK HOTEL, LLC
                       A NEVADA LIMITED LIABILITY COMPANY

                                   "LANDLORD"

                                       AND
                        IL FORNAIO (AMERICA) CORPORATION

                                    "TENANT"

                                TABLE OF CONTENTS
ARTICLE I
DESCRIPTION AND LOCATION OF PREMISES...............................  1
         1.1    Premises ..........................................  1
         1.2    Relocation of Premises ............................  1
         1.3    Modification of Premises ..........................  2

ARTICLE 2
IMPROVEMENT OF PREMISES ...........................................  3
         2.1    Landlord's Work ...................................  3
         2.2    Tenant's Work .....................................  3
         2.3    Tenant's Obligations Before Commencement Date .....  3
         2.4    Failure of Tenant to Perform ......................  4
         2.5    Condition of Premises .............................  4
         2.6    Refurbishment .....................................  5

ARTICLE 3
TERM ..............................................................  5
         3.1    Lease Term ........................................  5
         3.2    Holding Over ......................................  5
         3.3    Option to Renew ...................................  5

ARTICLE 4
RENT ..............................................................  6
         4.1    Base Rent .........................................  6
         4.2    Percentage Rent ...................................  6
         4.3    Lease Year ........................................  6
         4.4    Gross Sales .......................................  6
         4.5    Percentage Rent Payments ..........................  7
         4.6    Books and Records; Audit ..........................  8
         4.7    Place for Payments ................................  9
         4.8    Interest ..........................................  9
         4.9    Late Charge .......................................  9
         4.10   Failure to Achieve Minimum Sales ..................  9

ARTICLE 5
GUEST RELATIONS; COMPLIMENTARIES .................................. l0

         5.1    Standard of Operations ............................ 10
         5.2    Room Charges ...................................... 10
         5.3    Room Charge Accountings ........................... 10
         5.4    Collections ....................................... 11
         5.5    Complimentaries ................................... 11

ARTICLE 6
EMPLOYEES; BONDING .......................................................        11
         6.1  Staffing ....................................................       11
         6.2  Licenses ....................................................       11
         6.3  Restricted Areas ............................................       12
         6.4  Bonding .....................................................       12
         6.5  Tenant's Employees ..........................................       12

ARTICLE 7
POSSESSION AND SURRENDER OF PREMISES .....................................        12
         7.1  Surrender ..................................................        12
         7.2  Fixtures ...................................................        12
         7.3  Removal of Trade Fixtures ..................................        12
         7.4  Failure to Surrender .......................................        13

ARTICLE 8
USE OF PREMISES
         8.1  Permitted Use
         8.2  Tenants' Trade Name.........................................        13
         8.3  Liquor License..............................................        13
         8.4  Product Agreements..........................................        14
         8.5  Prohibited Uses.............................................        14
         8.6  Approval of Fixtures and Equipment..........................        15
         8.7  Maintenance of Personal Property............................        15
         8.8  Compliance with Law.........................................        15
         8.9  Rules and Regulations.......................................        15
         8.10 Business Practices and Minimum Hours of Operation ..........        15
         8.11 Private Parties.............................................        16
         8.12 Photographic Services.......................................        16
         8.13 Interference with Other Tenants.............................        16
         8.14 Refunds and Settlements by Landlord.........................        16
         8.15 Advertising and Signage.....................................        17
         8.16 Intellectual Property.......................................        17
         8.17 Security....................................................        17
         8.18 Conduct of Tenant...........................................        17
         8.19 Emissions and Hazardous Materials...........................        18
         8.20 Exclusive Use...............................................        20

ARTICLE 9
ALTERATIONS AND IMPROVEMENTS .............................................        20

ARTICLE 10
LANDLORD'S REPAIR OBLIGATION .............................................        20

ARTICLE 11
PARKING AND COMMON AREAS .................................................        20

ARTICLE 12
TAXES ......................................................................   21
         12.1    Personal Property Taxes ...................................   21
         12.2    Other Taxes ...............................................   21
         12.3    Statements Received by Landlord ...........................   21
         12.4    Casino Entertainment Tax

ARTICLE 13
SERVICES TO THE PREMISES ...................................................   22
         13.1    Utilities .................................................   22
         13.2    Limitation upon Landlord's Obligation .....................   22

ARTICLE 14
INSURANCE ..................................................................   23
         14.1    Liability Insurance .......................................   23
         14.2    Property Insurance ........................................   23
         14.3    Policy Reguirements .......................................   24
         14.4    Hazardous Activities ......................................   24
         14.5    Waiver of Subrogation .....................................   25

  ARTICLE 15
  LIENS
         15.1    Indemnity for Liens .......................................   25
         15.2    Prevention of Liens .......................................   25
         15.3    Release of Liens ..........................................   25
         15.4    Notice of Nonresponsibility ...............................   25

ARTICLE 16
INDEMNIFICATION ............................................................   26

ARTICLE 17
SUBORDINATION ..............................................................   26
         17.1    Subordination of Tenant's Interest ........................   26
         17.2    Priority ..................................................   27
         17.3    Attornment ................................................   27
         17.4    Nondisturbance ............................................   27

ARTICLE 18
ASSIGNMENT AND SUBLETTING ..................................................   27
         18.1    Assignment or Sublease without Consent Prohibited .........   27
         18.2    Notice of Proposed Sublease or Assignment .................   27
         18.3    Standards for Consent .....................................   28
         18.4    No Release of Tenant ......................................   29
         18.5    Assumption of Tenant's Obligations ........................   29

ARTICLE 19
INSOLVENCY AND DEATH .......................................................   30

ARTICLE 20
CONDEMNATION ...............................................................   30
            20.1     Awards ................................................   30
            20.2     Taking of the Premises ................................   30
            20.3     TAKING of the Hotel ...................................   30
            20.4     Deed-in-Lieu ..........................................   30

ARTICLE 21
DESTRUCTION OF PREMISES ....................................................   31
            21.1     Landlord's Right of Termination .......................   31
            21.2     Damage Caused by Tenant ...............................   31
            21.3     Damage to Hotel .......................................   31
            21.4     Repair Obligations ....................................   31
            21.5     Insurance Proceeds ....................................   31
            21.6     Rental Abatement ......................................   32

ARTICLE 22
RIGHT OF ACCESS ............................................................   32
            22.1     Right of Access .......................................   32
            22.2     Inconvenience to Tenant ...............................   32
            22.3     Right to Show the Premises ............................   33

ARTICLE 23
LANDLORD'S RIGHT OF PERFORMANCE ............................................   33

ARTICLE 24
ESTOPPEL CERTIFICATES ......................................................   33

ARTICLE 25
TENANT'S DEFAULT ...........................................................   33
           25.1      Events of Default .....................................   33
           25.2      Landlord's Remedies ...................................   34

ARTICLE 26
QUIET POSSESSION ...........................................................   35

ARTICLE 27
SALE BY LANDLORD ...........................................................   36

           27.1      Landlord's Right to Assign or Transfer ................   36
           27.2      Attornment ............................................   36
           27.3      Release of Landlord ...................................   36

ARTICLE 28
DEFAULT BY LANDLORD ........................................................   36

ARTICLE 29
MISCELLANEOUS ..............................................................   36
           29.1       Waiver of Jury Trial .................................   36
           29.2       Waiver ...............................................   37
           29.3       Force Majeure ........................................   37
           29.4       Delivery of Notices ..................................   37
           29.5       Remedies Cumulative ..................................   38
           29.6       Successors and Assigns ...............................   38
           29.7       Partial Invalidity ...................................   38
           29.8       Time of the Essence ..................................   39
           29.9       Entire Agreement .....................................   39
           29.10      No Partnership .......................................   39
           29.11      Brokers ..............................................   39
           29.12      Captions .............................................   39
           29.13      Usage ................................................   39
           29.14      Governing Law ........................................   39
           29.15      Covenants ............................................   39
           29.16      Joint and Several Obligations ........................   39
           29.17      Submission of Lease ..................................   39
           29.18      Liens and Actions Affecting Property .................   40
           29.19      No Memorandum ........................................   40
           29.20      Construction .........................................   40
           29.21      Authority ............................................   40

ARTICLE 30
DISPUTE RESOLUTION .........................................................   40

                                    EXHIBITS

Exhibit "A"                              Site Plan Showing Premises

Exhibit "B"                              Work Letter

Exhibit "C"                              Memorandum of Commencement Date

                                 LEASE AGREEMENT

         THIS LEASE is made and entered into this 15th day of April 1996, by and between NEW YORK-NEW YORK HOTEL, LLC, a Nevada limited liability company, herein referred to as "Landlord", and IL FORNAIO (AMERICA) CORPORATION, a California corporation, herein referred to as "Tenant".

                                    RECITALS

                  A. Landlord is the owner of that certain real property located in Las Vegas, Nevada upon which Landlord is constructing a hotel and casino which will be known as the New York-New York Hotel (the "Hotel"); and

                  B. Tenant desires to lease an area within the Hotel for the operation of a full service Italian restaurant and bakery.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

                                    ARTICLE 1
                      DESCRIPTION AND LOCATION OF PREMISES

         1.1 PREMISES. Landlord, in reliance upon and in consideration of the representations, warranties, covenants and conditions herein contained on the part of Tenant, hereby lets and demises to Tenant, and Tenant hereby rents, hires and takes of and from Landlord for the term and upon the provisions, covenants and conditions herein set forth, that certain area (the "PREMISES") cross-hatched on Exhibit "A" attached hereto and incorporated herein by reference. The Premises consists of approximately 9400 square feet.

         1.2 RELOCATION OF PREMISES. Tenant acknowledges that Landlord shall have an absolute right from time to time to relocate the Premises within the Hotel at any time during the term hereof (but not for the purpose of leasing the Premises originally demised hereunder to another restaurant) provided that the site to which the Premises is relocated (i) shall be approximately the same size as the original Premises; (ii) shall be on the casino level and shall be exposed to reasonably equivalent pedestrian traffic; and (iii) shall have an eighteen
(18) foot separation from the Hotel's casino gaming and gaming machines (hereinafter, the "REQUIRED BUFFER"). Landlord shall notify Tenant of such relocation not less than sixty (60) days prior to the date thereof and shall specify in such notice (i) the location to which the Premises is to be relocated, and (ii) the approximate date of the relocation. Landlord shall reconstruct on the relocated Premises improvements substantially similar to those constructed by Tenant at the time of relocation. Rent shall be abated during any period that Tenant is required to cease business operations in the Premises originally demised hereunder prior to moving to the relocated Premises; provided that in no event shall Tenant be required to cease business operations for more than thirty (30) days prior to moving to the relocated Premises. As of the latter of the date specified in Landlord's notice to Tenant or ten (10) days after Landlord has notified Tenant that it has completed the improvements to be constructed by Landlord on the relocated Premises, Tenant shall surrender the Premises originally demised to Tenant hereunder and move to the relocated Premises. All reasonable out-of-pocket costs incurred by Tenant in moving to the relocated Premises shall be reimbursed to Tenant by Landlord. In addition, Landlord shall be responsible for moving Tenant's furniture, fixtures or equipment as necessary to enable Tenant to use such items in the relocated Premises or replacing, modifying or reconstructing such items which cannot be moved. The relocated Premises shall thereafter be deemed to be the Premises for all purposes of this Lease as if originally demised to Tenant hereunder. Tenant agrees that, promptly on demand, it shall execute an amendment to Exhibit A designating the location of the relocated Premises.

        Notwithstanding the foregoing if Tenant is not satisfied with the location to which the Premises is to be relocated hereunder, Tenant may terminate this Lease by written notice to Landlord not later than ten (10) business days after Landlord's notice of an intended relocation. Such notice of termination shall be effective as of the date of Landlord's proposed relocation, as specified in Landlord's notice, unless Landlord rescinds its notice of relocation prior to such date. Upon any termination by Tenant hereunder, Landlord shall reimburse Tenant for the unamortized cost of Tenant's Work, together with the unamortized cost of refurbishment incurred by Tenant pursuant to Section 2.6 and the unamortized cost of Tenant's furniture, fixtures and equipment which are not removed from the Premises by Tenant (all amortized using the straight-line method over the initial Lease Term, or, in the case of refurbishment pursuant to Section 2.6 which occurs during a renewal term, over the applicable renewal term) (collectively, "TENANT'S UNAMORTIZED COSTS").

         1.3 MODIFICATION OF PREMISES. In connection with any remodeling of all or any portion of the Hotel, Landlord shall have the right to change the dimensions or reduce the size of the Premises. If a proposed reduction in the size of the Premises would result in the Premises being less than eighty-five percent (85%) of its original size, or if, as a result thereof, the remaining portion of the Premises would not be suitable for the conduct of Tenant's permitted business hereunder, Tenant shall have the right to terminate this Lease by written notice to Landlord given within thirty (30) days after Landlord notifies Tenant of Landlord's intention to remodel. A termination by Tenant hereunder shall be effective thirty (30) days after the notice of termination is given to Landlord unless, within such thirty (30) day period, Landlord elects to relocate the Premises pursuant to Section 1.2 hereof or to rescind its decision to remodel the Premises. In the event of any remodeling pursuant to this Section 1.3, Landlord shall repair any resulting damage to the Premises. In connection with any such remodeling, Landlord may require Tenant to cease conducting business from the Premises for up to thirty (30) days. Rent shall be abated during any period that Landlord requires Tenant to cease conducting business, and Base Rent shall be reduced in proportion to any reduction in the floor area of the Premises hereunder.

         Upon any termination by Tenant hereunder, Landlord shall reimburse Tenant for Tenant's Unamortized Costs.

         1.4 CASINO BUFFER. Without limiting the provisions of the preceding
Section 1.3, if the Hotel's casino gaming or gaming machines encroach into the Required Buffer (other than temporary encroachments during remodeling or repair work by Landlord) Tenant may elect, within six (6) months after the date of such encroachment either (i) to require Landlord to construct, at Landlord's expense, a demising wall for the Premises shielding it from such gaming activity; or (ii) to terminate this Lease as to Tenant's ["outside" eating areas]. In the event of any such partial termination by Tenant hereunder, the Base Rent shall be reduced in proportion to the reduction in the floor area of the Premises.

                                    ARTICLE 2
                             IMPROVEMENT OF PREMISES

         2.1 LANDLORD'S WORK. Landlord shall, at its expense, construct the Premises shell in substantial accordance with plans and specifications prepared or to be prepared by Landlord's architect, incorporating in such construction all "LANDLORD'S WORK" set forth in the "WORK LETTER" attached hereto as Exhibit "B". Landlord represents and warrants to Tenant that Landlord's Work will be constructed in compliance with all applicable laws, including building codes, and will conform in all material respects to Landlord's Building Plans which have been made available to Tenant.

         2.2 TENANT'S WORK. All work not provided herein to be done by Landlord shall be performed by Tenant (hereinafter called "TENANT'S WORK"), including, but not limited to, all work designated as Tenant's Work in the Work Letter, and Tenant shall do and perform at its expense all Tenant's Work diligently and promptly and in accordance with the terms of the Work Letter. Tenant covenants and agrees that it shall expend not less than One Hundred Seventy-Five Dollars ($175) per square foot of usable area in the Premises, not including Tenant's "in-house" costs or general and administrative overhead, for the construction of the Tenant' Work.

         2.3 TENANT'S OBLIGATIONS BEFORE-COMMENCEMENT DATE. Landlord has made available to Tenant and to Tenant's architect and space planning consultants, Landlord's plans and specifications for Landlord's Work ("LANDLORD'S BUILDING PLANS"). Not later than April 1, 1996, Tenant will deliver to Landlord Tenant's proposed plans and specifications for Tenant's Work in such detail as Landlord may reasonably require (a "PRELIMINARY SUBMITTAL"). Within ten (10) business days after receipt of the Preliminary Submittal, Landlord shall notify Tenant of any conflicts with Landlord's Building Plans or the Work Letter or any other failure to meet with Landlord's approval. Tenant shall, not later than May 1, 1996, submit "FINAL CONSTRUCTION DOCUMENTS" based upon the Preliminary Submittal and incorporating Landlord's comments thereto. Landlord shall notify Tenant of its approval or disapproval of the Final Construction Documents within ten (10) days after receipt. Upon approval, Landlord shall return one ( 1 ) set of approved Final Construction Documents to Tenant and the same shall become a part hereof by this reference as Exhibit "B-2". Approval of construction documents by Landlord shall not constitute the assumption of any responsibility by Landlord for their accuracy or sufficiency, or compliance with applicable codes, and Tenant shall be solely responsible for such construction documents and for obtaining all governmental approvals which are required for Tenant's Work. Tenant shall not commence any of Tenant's Work until Landlord has approved Tenant's Final Construction Drawings in writing.

         Subject to delays in Tenant's Work which are caused by Landlord's failure to complete the Landlord Work in a timely manner or by Landlord's failure to allow Tenant's contractors access to the Premises to construct the Tenant Work or a force majeure event described in Section 29.3 below which arises from an act or omission of Landlord or Landlord's contractors (hereinafter, "LANDLORD DELAYS"), Tenant shall complete Tenant's Work by the later of (i) the date that is one hundred eighty (180) days following the "DELIVERY DATE," as hereinafter defined, or (ii) December 10, 1996, which applicable date shall be the "REQUIRED COMPLETION DATE". Landlord shall give Tenant five (5) days prior written notice of the Delivery Date, such Delivery Date being the date upon which (i) Landlord's Work in the Premises has been substantially completed in accordance with the requirements therefor and (ii) the Premises are available for the commencement of Tenant's Work. Tenant hereby releases Landlord and its contractors from any claim whatsoever for damages against Landlord or its contractors for any delay in the date on which the Premises shall be ready for delivery to Tenant or for any delay in commencing or completing any of Landlord's Work. If the Delivery Date does not occur on or before December 31, 1996, Tenant shall have the right to terminate this Lease by written notice to Landlord at any time prior to the Delivery Date.

         2.4 FAILURE OF TENANT TO PERFORM. The parties recognize that it would be extremely difficult or impossible to determine Landlord's damages resulting from Tenant's failure to open for business fully fixtured, stocked and staffed on the Required Completion Date, including, but not limited to, damages from loss of Percentage Rent (hereinafter defined) from Tenant and other tenants, diminished leaseability, and/or mortgageability and damage to the economic value of the Hotel. Accordingly, if Tenant fails to proceed diligently with Tenant's Work or to open for business fully fixtured, stocked and staffed on or before the Required Completion Date for any reason other than Landlord Delays, such failure shall be a Tenant Event of Default and Landlord may, without notice or demand and in addition to the right to exercise any other remedies and rights herein or at law provided, proceed with Tenant's Work using any contractor Landlord desires and making any changes or revisions to Landlord's Work required because of any delay or failure of Tenant to perform its obligations hereunder, all at Tenant's expense. In addition, Landlord shall have the right to collect rent from the Required Completion Date in an amount equal to the Base Rent (hereinafter defined) and other additional rent and other amounts payable by Tenant hereunder, and, provided that Tenant's failure is not the result of Landlord Delays or a force majeure event described in Section 29.3 below, together with an amount equal to fifty percent (50%) of 1/365ths of the Base Rent for each day that Tenant has failed to open for business on and after the Required Completion Date, which latter amount shall be in lieu of Percentage Rent that might have been earned had Tenant opened in a timely fashion. In the event that Tenant fails to make a timely Preliminary Submittal or to timely submit its Final Construction Documents, as provided in this Lease, then Landlord shall have the right, in addition to its other rights and remedies as herein provided, to collect from Tenant One Hundred Dollars ($100.00) per calendar day for each day that such plans are not so submitted. All remedies in this Lease or at law provided shall be cumulative and not exclusive and shall survive the expiration of the Lease Term or the earlier termination of this Lease.

         2.5 CONDITION OF PREMISES. Tenant's taking possession of the Premises for the construction of Tenant's Work shall be conclusive evidence of Tenant's acceptance thereof in good order and satisfactory condition; except for such matters as Tenant shall, within thirty (30) days after taking possession of the Premises, specify in a written notice to Landlord (hereinafter, "PUNCH LIST ITEMS"). Landlord shall diligently correct all Punch List Items which constitute defects in Landlord's Work. Tenant agrees that no representations respecting the condition of the Premises or the existence or non-existence of Hazardous Materials (hereinafter defined) in, on or about the Premises, no warranties or guarantees, expressed or implied, with respect to workmanship or any defects in material, and no promise to decorate, alter, repair or improve the Premises either before or after the execution hereof, have been made by Landlord or its agents to Tenant unless the same are contained herein.

         2.6 REFURBISHMENT. Tenant agrees that it will refurbish the Premises at least once during the initial Term, as defined in Section 3.1, and at least once during the renewal terms, if any, according to plans which are approved by Landlord as provided in Article 9 below. Notwithstanding the above, Tenant shall maintain the Premises and Tenant's property as required by Section 8.8 below throughout the Term of this Lease.

                                    ARTICLE 3
                                      TERM

         3.1 LEASE TERM. The term (the "TERM") of this Lease shall be for a period of Ten (10) years, commencing on the earlier of (i) the Required Completion Date (but in no event earlier than the date upon which the Hotel is open to the public); or (ii) the first date upon which the Premises is open for business to the general public (the "OPENING DATE"), unless terminated earlier as elsewhere herein provided. The date upon which the Term commences shall be referred to herein as the "COMMENCEMENT DATE". At such time as the Commencement Date has been determined, Landlord shall insert the Commencement Date and the expiration date of the Term on Exhibit "C" attached hereto and deliver a copy thereof to Tenant, which shall thereafter be incorporated in, and form a part of, this Lease.

         3.2 HOLDING OVER. Should Tenant hold possession of the Premises with the consent of Landlord after the expiration of the stated Term of this Lease, such holding over shall create a tenancy from month to month only, upon the same terms and conditions as are herein set forth except that the Percentage Rent and the Base Rent shall be equal to one hundred twenty-five percent (125%) of the Percentage Rent and the Base Rent which were payable during the last month of the Lease Term if Landlord gives Tenant written notice of such increase, which notice may not be given more than sixty (60) days prior to the expiration of the Term.

         3.3 OPTION TO RENEW. Tenant shall have two (2) five (5) year options to renew the Term, each such option to be exercised, if at all, by written notice to Landlord not later than one hundred eighty (180) days prior to the expiration of the current Term. Base Rent, as well as the Six Million Dollar ($6,000,000) "break point" set forth in Section 4.2 below, shall be adjusted on the first day of the first renewal term and annually thereafter, based on CPI-U Index increase, all items, Los Angeles -Anaheim -Long Beach (1982-84=100).

                                    ARTICLE 4
                                      RENT

         4.1 BASE RENT. Tenant shall pay minimum rent to Landlord during the
Term of the Lease at the rate of  *   per month for years 1 through 10, (the
"BASE RENT"), in advance, beginning on the Commencement Date and continuing on the first day of each calendar month thereafter. If the month in which the Term commences or ends not a full calendar month, then the Base Rent for such month shall be prorated on the basis of the actual number of days in such month.

         4.2 PERCENTAGE RENT. Tenant shall pay to Landlord at the time and in the manner set forth herein the amount by which the following applicable percentage of Gross Sales during each month of the Lease Year exceeds the Base Rent for such period (hereinafter called the "PERCENTAGE RENT"):

             Lease Year                    Percentage Rental Payable
             ----------                    -------------------------
           1 Through 10                                *
                                                       *

         The * ) break point shall be adjusted in accordance with Section 3.3 above.

         4.3 LEASE YEAR. "LEASE YEAR," as used herein, means each calendar year during the Term, together with the "Partial Lease Year" which begins on the Commencement Date and ends on December 31 of the year in which the Commencement Date occurs and the Partial Lease Year, if any, which ends on the date upon which the Term expires or the Lease is otherwise terminated.

         4.4 GROSS SALES. As used in this Lease, "GROSS SALES" means the aggregate selling price of all products, merchandise and services ("PRODUCTS") sold in, upon or from the Premises by Tenant, its subtenants, licensees and concessionaires, personally or from any vending or coin operated or token operated device, whether for check, cash, on credit or otherwise, including other types of "cashless" transactions, excluding only the following:

                           a. monies and credit received by Tenant in the
settlement of claims for loss or damage of Tenant's Products;

                           b. an amount equal to the cash refunded or credit
allowed on Products returned by customers and accepted by Tenant, or the amount of cash refunded or credit allowed thereon in lieu of Tenant's acceptance thereof, but only to the extent that the sales relating to such Products were made in, about or from the Premises; provided, however, that in no event shall the cost or value of any coupons, trading stamps, premiums, advertising or other promotional devices be deducted or excluded from Tenant's Gross Sales or be otherwise construed as a discount, refund, allowance or credit hereunder. Any credit or refund shall reduce Gross Sales for the accounting period during which such credit or refund is made but shall not affect Gross Sales, for the period in which the original sale was made;

* Confidential treatment requested

                           c. sales taxes, casino entertainment taxes, if any,
so called luxury taxes now or hereafter imposed upon the sale of Products, whether such taxes are added separately to the selling price thereof and collected from customers or paid by Tenant and included in the retail selling price;


                           d. any sales of product, merchandise, services or the
like by Landlord;


                           e. promotional or complimentary meals served without
charge (up to one-half percent (.5%) of Gross Sales per month, noncumulative (provided that promotional OR complimentary meals served during the first ninety
(90) days after the opening of Tenant's restaurant shall not be subject to such one-half percent (.5%) cap);

                           f. goods or food items delivered to another
restaurant of Tenant where such delivery is made solely for the convenient operation of Tenant's business and not for the purpose of consummating a sale made in, upon or from the Premises;

                           g. gratuities received by Tenant;

                           h. wholesale sales made by Tenant;

                           i. credit card fees; and

                           j. meals served to Tenant's employees without charge
or at a discount without profit to Tenant.

         All gross income of Tenant or any other person, firm or corporation from any operations in, at or upon the Premises which are not specifically excluded by this Section shall be included in Gross Sales. All sales originating at, upon or from the Premises shall be considered as made and completed thereon and shall be included in Tenant's Gross Sales, even though bookkeeping and payment of the account therefor may be transferred to another place for collection, and even though actual filling of the sale or order or actual delivery of the merchandise may be made from a place other than the Premises. In the event Tenant elects to allow its customers to make credit purchases, no credit shall be allowed for uncollected or uncollectible credit accounts. Each sale upon credit shall be treated as a sale for the full price in the month during which such sale is made, regardless of the time of when or whether Tenant shall receive payment therefor. Tenant agrees that it will not directly or indirectly operate a restaurant which includes the name "IL FORNAIO" at any other Las Vegas Strip hotel and/or casino property during the Term of this Lease.

         4.5. PERCENTAGE RENT PAYMENTS. On or before the 15th day of each calendar month during the Term of this Lease (including the calendar month next succeeding the last month of the Term hereof), Tenant shall deliver to Landlord a written statement signed and certified by Tenant or an officer of Tenant as being true and correct, setting forth the amount of Tenant's Gross Sales during the immediately preceding calendar month, and on the same date Tenant shall pay Landlord the percentage rental for the immediately preceding calendar month. Within thirty (30) days after the end of each Lease Year during the Term of this Lease, Tenant shall deliver to Landlord a written statement, signed and certified by Tenant or an officer of Tenant to be true and correct, setting forth the amount of Tenant's Gross Sales made during each month of the immediately preceding year. If Tenant has paid Landlord for such Lease Year Percentage Rent that is less than Tenant is obligated to pay for such period, Tenant shall pay Landlord the amount of such deficiency concurrently with Tenant's delivery of its annual report of Gross Sales hereunder. If Tenant has paid more than the Percentage Rent required to be paid for such period, Landlord shall credit the amount of such excess against the Base Rent and Percentage Rent next coming due hereunder from Tenant or, if the Term has expired, Landlord shall pay Tenant directly.

         4.6 BOOKS AND RECORDS; AUDIT. Tenant agrees that it will keep complete books of accounts reflecting Gross Sales and all of the business activities with respect to the Premises for at least three (3) years after the expiration of the applicable Lease Year and will comply with generally accepted accounting principles ("GAAP"). Said books of account shall, at a minimum, include:

                  1. Dated and time stamped cash register tapes (customer receipt and detail audit) which provide a non-resettable, non-clearing gross sales total and/or consecutively numbered duplicate sales tickets which are to be dated and time stamped. When consecutively numbered sales tickets are utilized, Tenant shall maintain the vendor invoice for such sales ticket purchases, which shall accurately reflect the commencing and ending numbers of all sequences. Documentation of voided sales must be kept with regular sales tickets and tapes and originals of voided tickets must be retained.

                  2. Daily sales summaries showing from the Premises.

                  3. Monthly sales journals showing breakdown of sales by day.

                  4. Authenticated bank deposit slips showing deposits of daily sales. If deposits are not made on a daily basis, then the number of days' receipts deposited should be shown on the deposit slip and in the monthly sales journal.

                  5. Monthly state sales tax returns and cancelled checks showing payment of those taxes;

                  6. Relevant portions of Federal Income Tax returns for the same period of time that Tenant is required to maintain its Federal Income Tax returns by the Internal Revenue Service.

                  7. All of Tenant's purchase orders and invoices relating to the purchase, exchange, or replacement of Products sold or to be sold by Tenant at, upon, or from the Premises.

Landlord shall have the right to examine such books and records at any reasonable time and place. Lessor shall have the right at any time during the Term and within thirty (30) days after the end of the Term to have an audit conducted of Tenant's books of account by Landlord's employees or auditors of Landlord's choice. If any audit reveals Gross Sales were understated by more than five percent (5%), the entire cost and expense of such audit shall be borne by Tenant. It is further agreed that an understatement by Tenant of five percent (5%) or more of Gross Sales during any three (3) months being audited shall be deemed an Event of Default.

         4.7 PLACE FOR PAYMENTS. All Base Rent, Percentage Rent and other monies required to be paid by Tenant hereunder (collectively referred to herein as "RENT") shall be paid to Landlord without deduction or offset, and, except as may be specifically set forth in this Lease without prior notice or demand, in lawful money of the United States of America, at 3790 Las Vegas Blvd. South , Las Vegas, Nevada, 89109 or at such other place as Landlord may, from time to time, designate in writing. If the time for payment of any amount due from Tenant to Landlord is not set forth in this Lease, such amount shall be due within five (5) business days after such amount is billed by Landlord.

         4.8 INTEREST. Any rent due from Tenant to Landlord which is not paid when due shall bear interest at two percent (2%) per annum in excess of the Prime Rate of Interest published from time to time in the "Money Rates" section of the Wall Street Journal (or a comparable interest rate selected by Landlord in the event the Wall Street Journal no longer publishes a Prime Rate) (hereinafter, the "DEFAULT RATE").

         4.9 LATE CHARGE. In the event Tenant is more than five (5) days late in paying any rent due under this Lease more than once during the same Lease Year, then, beginning with the second such delinquent payment of rent, Tenant shall pay Landlord a late charge equal to five percent (5%) of the delinquent rent, and Tenant shall pay an equivalent late charge every ten (10) days thereafter until the delinquent rent, including all interest and assessed late charges, has been paid in full. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing each delinquent payment of rent by Tenant and that such late charge shall be paid to Landlord as liquidated damages for each delinquent payment, but the payment of such late charge shall not excuse or cure any default by Tenant under this Lease. The parties further agree that the payment of late charges and the payment of interest provided for in Section 4.7(a) above are distinct and separate from one another in that the payment of interest is to compensate Landlord for the use of Landlord's money by Tenant, while the payment of a late charge is to compensate Landlord for the additional administrative expense incurred by Landlord in handling and processing delinquent payments.

         4.10 FAILURE TO ACHIEVE MINIMUM SALES. Notwithstanding anything to the contrary contained herein, Landlord may terminate this Lease, without compensation to Tenant, in the event that, subsequent to the initial * period following the Opening Date, Tenant's average monthly Gross Sales is less than * per month for a period consisting of * consecutive months during which the occupancy rate for the Hotel's guest rooms is at least * , except to the extent that Tenant's failure to achieve such minimum


* Confidential Treatment Requested
monthly Gross Sales is caused by force majeure events described in Section 29.3 below. Termination hereunder shall be upon thirty (30) days written notice. Tenant acknowledges that Landlord has made no representation to Tenant regarding anticipated Gross Sales or projected number of visitors and guests in the Hotel.

                                    ARTICLE 5
                        GUEST RELATIONS; COMPLIMENTARIES

         5.1 STANDARD OF OPERATIONS. Tenant and Landlord acknowledge that the Hotel is a first class hotel (and Landlord hereby agrees to operate it as such) and that the maintenance of Landlord's reputation and the reputation of the Hotel, as well as the goodwill of all of Landlord's guests and invitees, is absolutely essential to Landlord and that any impairment thereof whatsoever will cause great damage to Landlord. Tenant therefore covenants that it shall operate the Premises in accordance with the highest standards of honesty, integrity, quality and courtesy as is customary for a first class restaurant so as to maintain and enhance the reputation and goodwill of Landlord and the Hotel and at all times in keeping with and not inconsistent with or detrimental to the operation by Landlord of an exclusive, first-class resort hotel facility. Tenant shall continuously monitor the performance of each of Tenant's employees at the Premises to insure that such standards are consistently maintained. Tenant therefore further agrees, as a material inducement to Landlord, that repeated failure to maintain such standards shall be deemed an Event of Default by Tenant and that repeated complaints from customers or guests which are reasonable and which are not promptly remedied by Tenant shall be evidence of a failure to maintain such standards.

                  5.2 ROOM CHARGES. Tenant may permit Hotel guests to charge purchases from Tenant to their room account. Tenant shall be solely responsible for ascertaining that any persons purporting to be Hotel guests are in fact Hotel guests and shall further be solely responsible for the credit worthiness of such persons. Landlord shall not be responsible for uncollected or uncollectible charges; provided that Landlord shall have the duty to use its reasonable good faith efforts to collect any charges by Tenant's customers to their hotel rooms. Tenant shall, at Tenant's expense, use Landlord's point-of-sale system in order to record all guest charges. Tenant agrees to comply with all rules and regulations which Landlord may, in its reasonable discretion, from time to time, adopt to facilitate charges to rooms and/or to minimize uncollected charges.

                  5.3 ROOM CHARGE ACCOUNTINGS. Landlord shall cause to be prepared and delivered to Tenant a weekly accounting of all charges to Hotel guest accounts by Tenant's customers and concurrently therewith shall deliver to Tenant any sums collected with respect to such charges. If any customer account was paid by credit card, Landlord shall deduct from the amounts due to Tenant such charges as the credit card company may assess against or with respect to the account. Tenant shall have the right to examine Landlords' records with respect to room charge accountings hereunder and to have an audit performed of such records not more than once in any Lease Year. If such audit reveals an understatement of charges to guest room accounts by Tenant's customers of more than five percent (5%) (and if such error would not have been revealed by a review of Landlord's weekly accountings), the reasonable costs of such audit shall be paid by Landlord.

         5.4 COLLECTIONS. In the event that any Hotel guest pays any portion of his bill but refuses to pay any charges of Tenant, Tenant agrees separately to bill such guests and to pursue collection independently of Landlord. In the event Tenant determines that collection efforts are necessary to collect an unpaid bill by one of its customers, Tenant shall inform Landlord in writing of the identity of such customer at least five (5) days prior to the commencement of any collection effort. Any collection efforts by Landlord shall include the charges of Tenant to the extent that such charges are included in the guest's hotel bill.

                  5.5 COMPLIMENTARIES. Landlord may desire to provide designated Hotel guests with complimentary food and beverages ("COMPLIMENTARIES") at the Premises. From time to time Landlord and Tenant shall develop procedures for authorization of Complimentaries and for or reimbursement by Landlord of eighty percent (80%) of the full retail cost thereof and such amounts shall not be included in the computation of Gross Sales. In the event Tenat desires provide complimentary food and/or beverages to any of its guests after the first ninety
(90) days after the opening of Tenant's restaurant, Tenant shall be responsible for payment of the full retail value thereof in excess of one-half of one percent (.5%) of Ten Gross Sales in any month and the same shall be included in computation of Gross

                                    ARTICLE 6
                               EMPLOYEES; BONDING

         6.1 STAFFING. Tenant shall staff the Premises with such number of its employees as are reasonably required for the proper and efficient operation of Tenant's business. Tenant agrees to adopt its own rules of conduct and personal appearance standards which are consistent with the first class standards of the Hotel. So long as mandatory drug testing is permitted under Nevada law, Tenant shall, at Tenant's expense, require its prospective and present management employees to participate in any pre- and post-employment drug testing program which may be established by Landlord for its own employees from time to time. Should Landlord bring to Tenant's attention a violation of the above rules, policies or standards by an employee of Tenant, Tenant shall immediately undertake appropriate action against such employee.

         6.2 LICENSES. Tenant acknowledges that Landlord, its parent, subsidiaries and affiliates are businesses that are or may be subject to and exist because of privileged licenses issued by governmental authorities. If requested to do so by Landlord, Tenant shall obtain any license, qualification, clearance or the like which shall be requested or required of Tenant by Landlord or any regulatory authority having jurisdiction over Landlord or any parent company, subsidiary or affiliate of Landlord. If Tenant fails to satisfy such requirement or if Landlord or any parent company, subsidiary or affiliate of Landlord is directed to cease business with Tenant by any such authority, or if Landlord shall in good faith determine that Tenant, or any of its officers, directors, employees, agents, designees or representatives (a) is or might be engaged in, or is about to be engaged in, any activity or activities, or (b) was or is involved in any relationship, either of which could or does jeopardize Landlord's business or such licenses, or those of its parent, subsidiaries or affiliates, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked by reason of any improper activities of Tenant or any such related person and if, promptly after receiving notice thereof from Landlord (which notice must contain sufficient particulars to permit Tenant to take appropriate action), Tenant does not cease such activities or sever the relationship of any such person to Tenant so as to satisfy Landlord and/or the appropriate governmental authority, this Lease may be terminated by Landlord without liability to either party.

         6.3 RESTRICTED AREAS. Tenant shall not cause or permit its employees to enter upon those areas of the Hotel which are designated "Hotel Employees Only". Access to such areas is to be restricted to the employees of Landlord.

         6.4 BONDING. All employees of Tenant who are reasonably expected by Tenant to perform a portion of their tasks outside of the Premises (including, for example, employees who are expected to deliver items to rooms in the Hotel) shall be bonded in such amounts as may be reasonably required by Landlord from time to time. In no event shall any employee of Tenant perform work outside of the Premises until the bond for such employee has been delivered to Landlord and Landlord has approved the same, in writing.

         6.5 TENANT'S EMPLOYEES. Tenant shall be responsible for all salaries, employee benefits, social security taxes, federal and state unemployment insurance and any and all similar taxes relating to its employees and for workers' compensation coverage with respect thereto pursuant to applicable law. Tenant's employees shall not be entitled to participate in, or to receive, any of Landlord's employee benefit or welfare plans, nor shall they be deemed agents of Landlord for purposes of this Lease. Tenant shall be responsible for verifying its employees' work authorizations under federal law, including any necessary employment verification process under the Immigration Reform and Control Act of 1986, as amended, before such employees perform services at the Premises.

                                    ARTICLE 7
                      POSSESSION AND SURRENDER OF PREMISES

         7.1 SURRENDER. Upon any surrender of the Premises, or termination or expiration of this Lease, Tenant shall redeliver the Premises to Landlord in the same condition in which it existed at the Opening Date, reasonable wear and tear, repairs which are the obligation of Landlord and permitted alterations and installations excepted, and deliver to Landlord all keys for, and all combinations for locks, safes and/or vaults in the Premises.

         7.2 FIXTURES. All fixtures (except trade fixtures) which may be made or installed or placed by either Tenant or Landlord upon the Premises, either before or during the Term of this Lease, shall remain upon the Premises and shall be surrendered with the Premises at the termination of this Lease.

         7.3 REMOVAL OF TRADE Fixtures. Upon the termination of this Lease, Tenant shall be entitled to remove from the Premises all of its trade fixtures, furnishings and equipment, including the personal property shown on Tenant's Plans. If Tenant fails to remove any trade fixtures from the Premises prior to the end of the Lease Term or prior to any earlier termination thereof, such trade fixtures shall become Landlord's property.

         7.4 FAILURE TO SURRENDER. If the Premises is not surrendered at the end of the Lease Term, Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant founded on such delay.

                                    ARTICLE 8
                                 USE OF PREMISES

         8.1 PERMITTED USE. The Premises is leased to Tenant solely for the purpose of conducting thereon on a non-exclusive basis an Italian Restaurant and Bakery specializing in the sale of Italian food, liquor, bakery goods and related items of the type now offered at Tenant's existing Il Fornaio restaurants and bakeries. Tenant may also offer souvenir items for sale so long as such items do not include the words "New York" or "NY" or show or make reference to landmarks of New York City or otherwise make use of Landlord's name, theme or intellectual property. Tenant's initial menu and pricing shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. Tenant shall not use or suffer to be used the Premises, or any portion thereof, for any other purpose or purposes whatsoever, without Landlord's written consent therefor first had and obtained, and such consent may be withheld in Landlord's sole and absolute discretion. Without limiting the generality of the foregoing, Tenant shall not conduct gaming activities at the Premises.

         8.2 TENANTS' TRADE NAME. Tenant shall conduct business under the trade name of' "IL FORNAIO" and no other without prior written consent of Landlord. Tenant shall not conduct any business at any time either before or after the termination of this Lease, either in the Premises or elsewhere, under a name in which the words "New York-New York" appear: provided, however, that Tenant may conduct its business in the Premises under such a name (and the trade name set forth above) and use the logo of Landlord in advertising, but such approval and use of logo shall be deemed a revocable license or privilege only, terminable at any time, which confers no property rights on Tenant, and which, in any event, shall cease upon the expiration or sooner termination of this Lease. Any such use shall not occur without the consent required under Section 8.16. Neither such approval of name and use of logo nor anything herein shall be deemed to abridge the right of Landlord to grant or license the use of the words "New York-New York" to any other person at any time. During the Term of this Lease, and subject to Tenant's reasonable prior consent, Tenant hereby grants Landlord a license to use Tenant's trade name and any marks related to such trade name in connection with promotion and advertising.

         8.3 LIQUOR LICENSE. Immediately after execution of this Lease, Tenant shall make application for a liquor license in order to be able to provide liquor service at the Premises. If Tenant is unable to obtain a liquor license within ninety (90) days after the commencement of the Lease Term, then Landlord may treat the same as an Event of Default. Should the Premises open for business prior to Tenant's obtaining the necessary liquor license(s), Tenant shall apply for a temporary liquor license and, until a temporary license is obtained, Landlord shall have the right, but not the obligation, to provide liquor service to the Premises at Landlord's expense for so long as Tenant does not hold the necessary liquor license(s). In such event, Landlord shall be entitled to retain all revenue derived therefrom and Tenant shall have no claim or right to such revenue.

         8.4 PRODUCT AGREEMENTS. Tenant acknowledges that Landlord has entered into or may in the future enter into product, service, sponsorship or marketing agreements with third parties which may require that only certain products may be offered for sale or use within the Hotel, including the Premises. Tenant agrees that upon reasonable notice from Landlord it will abide by the terms and conditions of such agreements as they may relate to the use of either soft-drink products or non-food products within the Premises so long as (i) the terms of any such agreements require the third party to supply its product at the lowest national price; (ii) other than product agreements with Coca-Cola or PepsiCo, the quality of the subject products is reasonably equivalent to the quality of similar products which would be available to Tenant in the Las Vegas marketplace.

         8.5 PROHIBITED USES. Tenant shall not permit the Premises to be used for any of the following purposes:

                  a. VENDING MACHINES. Tenant shall not, without Landlord's prior written approval, operate or permit to be operated on the Premises any coin or token operated vending machines or similar device for the sale or leasing to the public of any goods, wares, merchandise, food, beverages, and/or service, including, without limitation, pay telephones, pay lockers, pay toilets, scales and amusement devices.

                  b. NO RESIDENTIAL USE. Tenant shall refrain from using or permitting the use of the Premises or any portion thereof as living quarters, sleeping quarters or lodging rooms.

                  c. NO NON-RETAIL USE. Tenant shall refrain from using or permitting the use of the Premises or any portion thereof for office, clerical or other nonselling purposes, provided, however, that space in the Premises may be used for such purposes to the extent reasonably required for the conduct of Tenant's permitted business.

                  d. NO FIRE SALES. Tenant shall not, without Landlord's prior written approval, conduct or permit any fire, bankruptcy or auction sale in, on or about the Premises.

                  e. NO OBSTRUCTIONS. Tenant shall not, without Landlord's prior written approval, cover or obstruct any windows, glass doors, lights, skylights, or other apertures that reflect or admit light into the Premises.

                  f. NO ANIMALS. Tenant shall not keep or permit the keeping of any animals of any kind in, about or upon the Premises without Landlord's prior written approval.

                  g. NO WAREHOUSE USE. Tenant shall not use the Premises for storage or warehouse purposes beyond such use as is reasonably required to keep Tenant's business adequately stocked for sales of product and merchandise in, at or from the Premises.

         8.6 APPROVAL OF FIXTURES AND EQUIPMENT. All fixtures and other equipment to be used by Tenant in, about or upon the Premises which deviate from the original, approved style and theme of the Premises shall be subject to the prior written approval of Landlord.

         8.7 MAINTENANCE OF PERSONAL PROPERTY. Except as provided for elsewhere herein. Tenant shall keep and maintain in good order, condition and repair (including any such replacement and restoration as is required for that purpose) Tenant's personal property and the Premises and every part thereof and any and all appurtenances thereto wherever located. Tenant shall also keep and maintain in good order, condition and repair (including any such replacement and restoration as is required for that purpose) any special equipment, fixtures or facilities which special facilities shall include but not be limited to greasetraps, located outside the Premises. Tenant shall store all trash and garbage in metal or other Health Department approved containers so as not to be visible or create a nuisance to guests, customers and business invitees in the Hotel, and so as not to create or permit any health or fire hazard, and arrange for the prompt and regular removal thereof.

         8.8 COMPLIANCE WITH LAW. Tenant shall at all times during the Term of this Lease comply with and shall cause the Premises to be in compliance with all governmental rules, regulations, ordinances, statutes and laws, and the orders and regulations of the National Board of Fire Underwriters, the Insurance Service Office, or any other body now or hereafter exercising similar functions (collectively, "REGULATIONS"), now or hereafter in effect pertaining to those portions of the Premises which Tenant is required to maintain under this Lease or Tenant's use thereof. Tenant shall not, without the prior written consent of Landlord and all insurance companies which have issued any insurance of any kind whatsoever with respect to the Hotel or the Premises, sell, or suffer to be kept, used or sold in, upon or about the Premises any gasoline, distillate or other petroleum products or any other substance or material of an explosive, inflammable or radiological nature. Landlord shall comply with all Regulations pertaining to those portions of the Hotel which Landlord is required to maintain under this Lease.

         8.9 RULES AND REGULATIONS. Tenant hereby covenants and agrees that it, its agents, employees, servants, contractors, subtenants and licensees shall abide by any reasonable rules and regulations as Landlord may, from time to time, reasonably adopt for all similarly situated retail tenants in the Hotel relating to the safety, care and cleanliness of the Premises, or the Hotel or for the preservation of good order thereon or to assure the operation of a first-class resort hotel facility. In the event of any conflict between this Lease and such rules and regulations, this Lease shall prevail.

         8.10 BUSINESS PRACTICES AND MINIMUM HOURS OF OPERATION. Tenant shall operate all of the Premises during the entire Lease Term in accordance with sound business practices, due diligence and efficiency so as to provide the maximum Gross Sales which may be produced by such manner of operation. Tenant shall maintain in the Premises Tenant's personal property necessary for the conduct of Tenant's business therein, in a businesslike manner, shall carry at all times in the Premises sufficient quantities of Products as shall be reasonably designed to produce the maximum return to Landlord and Tenant, and shall staff the Premises at all times with sufficient personnel to serve its customers. All Products shall meet the highest standards of the Hotel. Tenant shall, at a minimum, be open for lunch and dinner, seven days per week. In the event Tenant shall fail to be open as provided herein (except for temporary closures, not exceeding five (5) days per Lease Year, for inventory or refurbishing and except for closures resulting from damage or destruction to the Premises or the Hotel, from force majeure events described in
Section 29.3, from any remodeling or relocation by Landlord pursuant to Sections
1.2 or 1.3 above, from major refurbishment pursuant to Section 2.6, or from any other activity of Landlord pursuant to this Lease which prevents Tenant from being open for business as required herein), Landlord shall have, in addition to any and all remedies herein provided, the right, at its option, to collect an amount equal to one-thirtieth (1/30) of the average monthly Percentage Rent for the same month(s) during the previous three (3) years (or such lesser number of months during which Tenant was open and operating in compliance with this
Section 8.10) to which Landlord is or was entitled for each and every day, or any portion thereof, that Tenant is not open for business as herein provided. Said amount shall be due on demand and shall be deemed to be in lieu of any Percentage Rent and Base Rent (to the extent included in Percentage Rent) that might have been earned during such period of Tenant's failure to conduct its business as herein provided. Tenant may, upon prior written notice to Landlord, remain open additional hours.

         8.11 PRIVATE PARTIES. Tenant shall not materially restrict the use of Premises to guests or patrons of the Hotel nor conduct any private parties therein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, provided that Landlord is satisfied, in its reasonable judgement, that the conduct of any such private party will not deprive Hotel guests of adequate access to Tenant's restaurant.

         8.12 PHOTOGRAPHIC SERVICES. Tenant shall permit the photographic concessionaire with whom Landlord has entered into an agreement to provide photographic services to patrons of Tenant's restaurant on the Premises, provided that Landlord exercises reasonable control over such concessionaires so as to avoid annoyance to or interference with Tenant's customers.

         8.13 INTERFERENCE WITH OTHER TENANTS. Tenant shall not do, permit or suffer anything to be done, or kept upon the Premises which will obstruct or interfere with the rights of other tenants, Landlord or the patrons and customers of any of them, or which will annoy any of them or their patrons or customers by reason of unreasonable noise or otherwise, nor will Tenant commit or permit any nuisance on the Premises or commit or suffer any immoral or illegal act to be committed thereon.

         8.14 REFUNDS AND SETTLEMENTS BY LANDLORD. In the event a dispute shall arise between Tenant and any of its customers concerning the acceptability of Tenant's Products which results in a customer demanding a refund from Landlord, and in the event that an authorized representative of Tenant is not available to settle such matter, Landlord may in good faith and in the exercise of a reasonable business judgment make such refund or rebate to avoid embarrassment to the Hotel and to retain the goodwill of its customers. In such case Tenant will forthwith reimburse Landlord in the amount of such refund or rebate.

         8.15 ADVERTISING AND SIGNAGE. All advertising, signs, placards or other promotional events proposed to be posted, shown or exhibited by Tenant in or upon the Premises and all additional outside advertising (including, without limitation, television, radio and print advertising) which mentions Landlord or the Hotel, shall be subject to the prior written approval of Landlord, which approval, except as to items located outside the Premises in the Hotel, shall not be unreasonably withheld. Without limiting the foregoing, Tenant shall not advertise at the Premises any other premises owned or operated by Tenant without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant acknowledges that the Premises may be designated by a particular suite number. In such event, Tenant agrees to include and use such suite number on all of its stationary, correspondence, sales receipts and advertisements as part of its address. Tenant agrees to forthwith remove or cease any such advertising, sign, placard or exhibit which in the reasonable judgment of Landlord or its agents or officers is deemed, for any reason, to be objectionable or inconsistent with the decor or policies of Landlord in the operation of the Hotel. Tenant shall also refrain from any advertising which is so objectionable, in Landlord's reasonable judgment, as to result in embarrassment to Landlord, loss of goodwill or damage to the reputation of the Hotel. None of Tenant's signs, placards or advertising shall be exhibited outside of the Premises or in the lobby or any other part of the Hotel without Landlord's prior written consent, which consent may be withheld in Landlord's sole discretion. At no time during the Term of this Lease nor for a period of six (6) months after its termination shall Tenant place or cause to be placed, whether on or off the Premises, any window card, sign or other advertising, including newspaper adds, which recites that Tenant has lost its lease, is going out of business or is vacating the Premises.

         8.16 INTELLECTUAL PROPERTY. Tenant represents and warrants to Landlord that Tenant owns, or has obtained an appropriate license to use, its tradename "Il Fornaio", as well as any trade or service mark or logo used in Tenant's business, and that, to the best of Tenant's knowledge, Tenant owns or has obtained an appropriate license to use all other copyrights, trademarks, tradenames and other intellectual property rights used in Tenant's business.

         8.17 SECURITY. Tenant acknowledges that Landlord's security department and security officers are not responsible for providing security services in the Premises and that all such responsibility is the obligation of Tenant. In no event shall Landlord be liable to Tenant or any third-party for the security department's failure to respond to a request for aid or assistance by Tenant.

         8.18 CONDUCT OF TENANT. Tenant acknowledges that Landlord, its parent, subsidiaries and affiliates have a reputation for offering high-quality entertainment and/or services to the public, and that it and its affiliates are subject to regulation and licensing, and desire to maintain their reputation and receive positive publicity. Tenant therefore agrees that throughout the Term of this Lease, it and its officers and management will not conduct themselves in a manner which is contrary to the best interests of Landlord, nor in any manner that adversely affects or is detrimental to Landlord or its affiliates, and that neither Tenant nor any of Tenant's officers or management will directly or indirectly make any public statement or comment that is disparaging, critical, defamatory or otherwise adverse to Landlord's reputation or licensing. Statements made in depositions, pleadings or hearings in the course of any litigation or arbitration shall not be subject to the provisions of this Section 8.18.

         8.19 EMISSIONS AND HAZARDOUS MATERIALS. Tenant shall not, without the prior written consent of Landlord, cause or permit, knowingly or unknowingly, any Hazardous Material (hereinafter defined), other than cleaning and cooking materials which are customarily found in a first class restaurant, to be brought or remain upon, kept, used, discharged, leaked, or emitted in or about, or treated at the Premises. As used in this Lease, "HAZARDOUS MATERIAL(S)" shall mean any hazardous, toxic or radioactive substance, material, matter or waste which is or becomes regulated by any federal, state or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement, and shall include asbestos, petroleum products and the terms "Hazardous Substance" and "Hazardous Waste" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended 42 U.S.C.
Section 9601 el seq. ("CERCLA"), and the Resource Conservation and Liability Act, as amended 42 U.S.C. Section 9601 et seq. ("RCRA"). To obtain Landlord's consent, Tenant shall prepare an "Environmental Audit" for Landlord's review. Such Environmental Audit shall list: (1) the name(s) of each Hazardous Material and a Material Safety Date Sheet ("MSDS") as required by the Occupational Safety and Health Act; (2) the volume proposed to be used, stored and/or treated at the Premises (monthly) (3) the purpose of such Hazardous Material; (4) the proposed on-premises storage location(s); (5) the name(s) of the proposed off-premises disposal entity; and (6) an emergency preparedness plan in the event of a release or spill. Additionally, the Environmental Audit shall include copies of all required federal, state, and local permits concerning or related to the proposed use, storage, or treatment of any Hazardous Material(s) at the Premises. Tenant shall submit a new Environmental Audit whenever it proposes to use, store, or treat a new Hazardous Material at the Premises or when the volume of existing Hazardous Materials to be used, stored or treated at the Premises expands by ten percent (10%) during any thirty (30) day period. If Landlord in its reasonable judgment finds the Environmental Audit acceptable, then Landlord shall deliver to Tenant Landlord's written consent. Notwithstanding such consent, Landlord may revoke its consent upon : (1) Tenant's failure to remain in full compliance with applicable environmental permits and/or any other requirements under federal, state or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement (including but not limited to CERCLA and RCRA related to environmental safety, human health, or employee safety; (2) the Tenant's business operations pose or potentially pose a human health risk to other Tenants; or (3) the Tenant expands its use, storage, or treatment of any Hazardous Material(s) in a manner inconsistent with the safe operation of a restaurant and hotel. Should Landlord consent in writing to Tenant bringing, using, storing or treating any Hazardous Material(s) in or upon the Premises, Tenant shall strictly obey and adhere to any and all federal, state or local laws, ordinances, orders, rules, regulations, codes or any other governmental restrictions or requirements (including but not limited to CERCLA and RCRA which in any way regulate, govern or impact Tenant's possession, use, storage, treatment or disposal of said Hazardous Material(s). In addition, Tenant represents and warrants to Landlord that (1) Tenant shall apply for and remain in compliance with any and all federal, state or local permits in regard to Hazardous Materials; (2) Tenant shall report to any and all applicable governmental authorities any release of reportable quantities of any Hazardous Material(s) as required by any and all federal, state or local laws, ordinances, orders, rules, regulations, codes or any other governmental restrictions or requirements; (3) Tenant, within five (5) days of receipt, shall send to Landlord a copy of any notice, order, inspection report, or other document issued by any governmental authority relevant to the Tenant's compliance status with environmental or health and safety laws; and, (4) Tenant shall remove from the Premises all Hazardous Materials at the termination of this Lease, except for those if any, brought onto the Premises by or at the direction of Landlord or which Tenant proves were brought onto the Premises by an unrelated third party without Tenant's consent or acquiescence.

         In addition to, and in no way limiting Tenant's duties and obligations as set forth in Article 16 of this Lease, should Tenant breach any of its duties and obligations as set forth in this Section 8.20, or if the presence of any Hazardous Material(s) brought onto or occurring on the Premises after the Delivery Date (other than Hazardous Materials which Tenant proves were brought onto the Premises by an unrelated third party without Tenant's consent or acquiescence) results in contamination of the Premises, the Hotel, any land other than the Hotel, the atmosphere or any water or waterway (including groundwater), or if contamination of the Premises or of the Hotel by any Hazardous Material(s) otherwise occurs for which Tenant is otherwise legally liable to Landlord for damages resulting therefrom, Tenant shall indemnify, save harmless, and at Landlord's option and with attorneys approved in writing by Landlord, defend Landlord, and their contractors, agents, employees, partners, officers, directors and mortgagees, if any, from any and all claims, demands, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action, and losses of any and every kind and nature (including, without limitation, diminution in value of the Premises or the Hotel, damages for the loss or restriction on use of the rentable or usable space or of any amenity of the Premises or the Hotel, damages arising from any adverse impact on marketing space in the Hotel, and sums paid in settlement of claims and for attorney's fees, consultant fees and expert fees, which may arise during or after the Lease Term or any extension thereof as a result of such contamination). This includes, without limitation, costs and expenses, incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence of Hazardous Material(s) on or about the Premises or the Hotel, or because of the presence of Hazardous Material(s) anywhere else which came or otherwise emanated from Tenant or the Premises. Without limiting the foregoing, if the presence of any Hazardous Material(s) on or about the Premises or the Hotel caused or permitted by Tenant results in any contamination of the Premises or the Hotel, Tenant shall, at its sole expense, promptly take all actions and expense necessary to return the Premises and/or the Hotel to the condition existing prior to the introduction of any such Hazardous Material(s) to the Premises or the Hotel; provided, however, that Landlord's approval of such actions shall first be obtained in writing.

        Nothing contained herein shall be deemed to limit Landlord's obligations under law for the removal of Hazardous Materials which exist in the Premises prior to the delivery thereof to Tenant.

         8.20 EXCLUSIVE USE. During the Term of this Lease, no portion of the Hotel (excluding the Premises) shall be used for any restaurant (or other business) that uses a woodburning pizza oven.

                                    ARTICLE 9
                          ALTERATIONS AND IMPROVEMENTS

        Tenant may make no alteration, repairs, additions or improvements in, to or about the Premises (collectively, "TENANT ALTERATIONS"), without the prior written consent of Landlord, and Landlord may impose as a condition to such consent such requirements as Landlord, in its reasonable discretion, may deem necessary or desirable, including without limitation, (a) the right to approve the plans and specifications for any work, (b) the right to require insurance satisfactory to Landlord, (c) with respect to Tenant Alterations costing more than $25,000, the right to require security for the full payment for any work,
(d) requirements as to the manner in which or the time or times at which work may be performed and (e) the right to approve the contractor or contractors to perform Tenant Alterations and the right to designate such contractor with respect to work which could affect the fire sprinkler or life safety systems of the Hotel. All Tenant Alterations shall be compatible with a first class hotel/casino complex and completed ill accordance with Landlord's requirements and all applicable rules, regulations and requirements of governmental authorities and insurance carriers. Tenant shall pay to Landlord Landlord's reasonable charges (without profit to Landlord) for any engineering review and inspection of all Tenant Alterations to assure full compliance with all of Landlord's requirements. Landlord does not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant are safe or that the same comply with any applicable laws, ordinances, codes, rules or regulations. Further, Tenant shall indemnify, protect, defend and hold Landlord harmless from any loss, cost or expense, including attorneys' fees and costs, incurred by Landlord as a result of any defects in design, materials or workmanship resulting from Tenant Alterations. If requested by Landlord, Tenant shall provide Landlord with copies of all contracts, receipts, paid vouchers, and any other documentation in connection with the construction of such Tenant Alterations. Tenant shall promptly pay all costs incurred in connection with all Tenant Alterations.

                                   ARTICLE 10
                          LANDLORD'S REPAIR OBLIGATION

         Landlord agrees to keep in good structural order, condition and repair the exterior walls, structural elements, HVAC and utility lines (up to the Premises), and roof of the Premises except for reasonable wear and tear. It is an express condition precedent to all obligations of Landlord to repair and maintain that Tenant shall have notified Landlord in writing of the need for such repairs or maintenance.

                                   ARTICLE 11
                            PARKING AND COMMON AREAS

         Tenant, its agents, employees, servants, contractors, subtenants, licensees, customers and business invitees shall have the nonexclusive right, in common with Landlord and all others to whom Landlord has or may hereafter grant rights, to use such common areas of the Hotel (including, but not limited to, the parking lot, walkways, sidewalks, hallways, lobby and public restrooms) as may be designated from time to time by Landlord, subject to such rules and regulations as Landlord may from time to time impose. Landlord shall maintain the common areas of the Hotel in the vicinity of the Premises in good condition, clean and neat in appearance. Tenant agrees that it, its agents, employees, servants, contractors, subtenants and licensees shall abide by such rules and regulations and that Landlord shall have the exclusive management and control of all common areas. Landlord may at any time close any common area or other portions of the Hotel to make repairs or changes, to prevent the acquisition of public rights in such areas, or to discourage noncustomer parking. Landlord may do such other acts in and to the common areas and the other portions of the Hotel as in its judgment may be desirable. All parking areas and other common areas which Tenant may be permitted to use are to be used under a revocable license, and if any such license is revoked, or if the amount of such area is diminished, Landlord shall not be subject to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such revocation or diminution of such areas be deemed constructive or actual eviction. Tenant shall direct its employees to park only in those areas (which may include off-site parking areas) designated by Landlord from time to time for such purposes.

                                   ARTICLE 12
                                      TAXES

         12.1 PERSONAL PROPERTY TAXES. Tenant shall be liable for and shall pay before delinquency (and, upon demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of the payment thereof) all taxes, fees and assessments of whatsoever kind or nature, and penalties and interest thereon, if any, levied against Tenant's property or any other personal property of whatsoever kind and to whomsoever belonging situate or installed in or upon the Premises, whether or not affixed to the realty. If at any time during the Term of this Lease any such taxes on personal property are assessed as part of the tax on the real property of which the Premises is a part, then in such event Tenant shall pay to Landlord the amount of such additional taxes as may be levied against the real property by reason thereof, as determined by Landlord.

         12.2 OTHER TAXES. Tenant shall pay when due all taxes, assessments or fees for which Tenant is liable and which arise directly or indirectly from Tenant's operations at the Premises. Within ten (10) days of written demand from Landlord, Tenant shall furnish Landlord evidence satisfactory to Landlord of the timely payment of any such tax, assessment or fee.

         12.3 STATEMENTS RECEIVED BY LANDLORD. Whenever Landlord shall receive any statement or bill for any tax, payable in whole or in part by Tenant as additional rent, or shall otherwise be required to make any payment on account thereof, Tenant shall pay the amount due hereunder within ten (10) days after demand therefor accompanied by delivery to Tenant of a copy of such tax statement, if any.

         12.4 CASINO ENTERTAINMENT TAX. Tenant agrees that it will collect any applicable Casino Entertainment Tax ("CET") associated with the sale of food, beverage or merchandise from the Premises and will pay the same to the taxing authority on a timely basis, or if not permitted to pay the same directly, shall remit the CET due to Landlord no later than the 10th day of the month following the month in which the taxable sales occurred. If Tenant is required to and does remit the CET to Landlord in a timely manner, Landlord shall indemnify and hold Tenant harmless from any interest, penalties or expenses which may be incurred by Tenant because Landlord does not pay such CET to the taxing authority in a timely manner. Tenant shall make all documents containing information relative to the computation of the CET available for inspection upon notice by representatives of Landlord and the Gaming Authorities. This obligation shall continue beyond the Term of this Lease. Tenant shall be liable for any and all CET, interest and penalties found to be payable in connection with the sale of food, beverage or merchandise from the Premises as a result of understated taxable revenues, insufficiency, of records or, if Tenant is permitted to pay the CET directly to the taxing authority, untimely payment of the CET. If Tenant is not permitted to pay the CET directly to tile taxing authority, then, if Tenant has timely remitted the payment to Landlord as required in this Section 12.5. Tenant shall not be liable for the untimely payment of the CET to the taxing authority.

                                   ARTICLE 13
                            SERVICES TO THE PREMISES

         13.1 UTILITIES. Landlord shall provide customary utility lines stubbed to the Premises, including supply and return lines for air conditioning, in the manner and to the extent set forth in the Work Letter. Except as otherwise provided in the Work Letter, the distribution of utility lines within the Premises shall be the responsibility of Tenant, at Tenant's cost. Tenant shall pay all sewer "hook-up fees" and annual sewer charges and other similar charges which may be levied by utility as a fee for connecting the Premises to the utility supply. Tenant shall pay for all separately metered gas, power and electric current, sewer and all other utilities used by Tenant in the Premises; provided that, so long as Tenant's water usage does not exceed the amount which is reasonably expected for an average retail tenant, as reasonably determined by Landlord, Tenant shall not be charged for its water usage. Landlord shall have the right, at Landlord's expense, to install separate utility meters to measure utility usage in the Premises. Tenant acknowledges that, because of the nature of the Premises, Tenant might not have access to the controls for heating, air conditioning or lighting at the Premises and shall not attempt to make any changes to such controls located outside the Premises. Landlord, at Landlord's cost, shall provide Tenant with one telephone line and a house phone. Tenant shall be responsible for local and long distance service. Landlord, at Tenant's cost, shall provide garbage service for the Premises. Landlord may, from time to time, prescribe reasonable rules and regulations and billing procedures for the implementation of this Section. Tenant shall not install any equipment which can exceed the capacity of any utility facilities serving the Premises and if any equipment installed by Tenant requires additional utility facilities, the same shall be installed at Tenant's expense in compliance with all code requirements and plans and specifications which must first be approved in writing by Landlord.

         13.2 LIMITATION UPON LANDLORD'S OBLIGATION. Landlord shall not be obligated to perform any service or to repair or maintain any structure or facility except as provided in this Lease. Landlord shall not be obligated to provide any service or maintenance or to make any repairs within the Premises pursuant to this Lease when such service, maintenance or repair is made necessary because of the negligence or misuse of Tenant, Tenant's agents, employees, servants, contractors, subtenants, licensees, customers or business invitees. Landlord reserves the right to stop any service when Landlord deems such stoppage necessary, whether by reason of accident or emergency, or for repairs or improvements or otherwise. Landlord shall not be liable under any circumstances for loss or injury however occurring, through or in connection with or incident to any stoppage of such services. Landlord shall have no responsibility or liability for failure to supply any services or maintenance or to make any repairs when prevented from doing so by any cause beyond Landlord's control. Landlord shall not be obligated to inspect the Premises and shall not be obligated to make any repairs or perform any maintenance hereunder unless first notified of the need thereof in writing by Tenant. In the event that Landlord shall fail to commence such repairs or maintenance within twenty (20) days after said notice (or five (5) days after said notice if the failure in the item to be repaired materially interferes with the conduct of Tenant's business), Tenant's sole right and remedy for such failure shall be, after further notice to Landlord, to make such repairs or perform such maintenance and to deduct the cost and expenses thereof from the rent payable hereunder; provided, however, that the amount of such deduction shall not exceed the reasonable value of such repairs or maintenance, and provided, further, if such repairs or maintenance are needed because of act or omission of Tenant, its agents, servants, employees or licensees, the cost thereof shall be paid by Tenant. Notwithstanding the foregoing provisions of this Section 13.2, the parties agree that Base Rent shall be abated during any period that Tenant is denied access to or the use of the Premises as the result of Landlord's breach of its obligations under this Lease.

                                   ARTICLE 14
                                    INSURANCE

         14.1 LIABILITY INSURANCE. Tenant shall, at all times during the term hereof, at its sole cost and expense, procure and maintain in full force and effect a policy or policies of commercial general liability insurance including coverage for both owned and non-owned automobiles and contractual indemnity coverage issued by an insurance carrier acceptable to Landlord assuring against loss, damage or liability for injury or death to persons and loss or damage to property occurring from any cause whatsoever in connection with the Premises or Tenant's use thereof. Such liability insurance shall be a single limits policy in an amount of not less than Ten Million ($10,000,000.00) Dollars. Landlord, Primadonna Resorts and MGM Grand Hotel, Inc. shall be named as an additional insured (and at Landlord's option, any other persons, firms or corporations designated by Landlord shall be additionally named insured) under each such policy of insurance.

         14.2 PROPERTY INSURANCE. Tenant shall, at all times during the term hereof, at its sole cost and expense, procure and maintain in full force and effect standard form of fire and casualty with standard "ALL-RISK" coverage protecting against all risks of physical loss or damage, including, without limitation, sprinkler leakage coverage and plate glass insurance covering all plate glass in the Premises, if any, and all of Landlord's and Tenant's property (including, without limitation, Tenant's furniture, fixtures and equipment) and its products and merchandise, and the personal property of others in Tenant's possession in, upon or about the Premises. Such insurance shall be in an amount equal to the current replacement value of the property required to be insured. Tenant and Landlord, as their interests may appear, shall be the named loss payee (and at Landlord's option, any other persons, firms or corporations designated by Landlord shall be named as additional loss payee) under each such policy of insurance. Tenant shall also carry business interruption insurance.

         14.3 POLICY REQUIREMENTS. All policies required hereunder shall be with companies licensed to do business in Nevada and with a "General Policyholder's Rating" of A- or better and a "financial rating" of VII or better in the most recent edition of Best's Insurance Guide (or similar rating service if such guide is no longer published). A certificate issued by the insurance carrier for each policy of insurance required to be maintained by Tenant hereunder, and, upon request of Landlord, a copy of each such policy, shall be delivered to Landlord and all other additional insureds no later than ten (10) days after execution of this Lease and thereafter, as to policy renewals, within thirty
(30) days prior to the expiration of the terms of each such policy. Each of said certificates of insurance and each such policy of insurance required to be maintained by Tenant hereunder shall be from an insurer and in form and substance satisfactory to Landlord and shall expressly evidence insurance coverage as required by this Lease and shall contain an endorsement or provision requiring not less than thirty (30) days written notice to Landlord and all other additional insured prior to the cancellation, diminution in the perils insured against, or reduction of the amount of coverage of the particular policy in question. In addition to the foregoing certificates, Tenant shall at all times during the Term hereof furnish Landlord with a current certificate of worker's compensation coverage evidencing coverage at Nevada statutory limits. Each policy of insurance provided for in Section 14.2, shall contain an express waiver of any and all rights of subrogation thereunder whatsoever against Landlord, its officers, agents and employees. All policies to be maintained in this Article 14, shall be written as primary policies and not contributing with or in excess of the coverage, if any, which Landlord may carry. Any other provision contained in this Article 14 or elsewhere in this Lease notwithstanding, the amounts of all insurance required hereunder to be paid by Tenant shall be not less than an amount sufficient to prevent Landlord from becoming a coinsurer. The limits of the public liability insurance required to be maintained by Tenant under this Lease shall in no way limit or diminish Tenant's liability under Article 16 hereof and such limits shall be subject to increase at any time and from time to time during the Term if Landlord, in the exercise of reasonable discretion, deems such an increase to be consistent with the insurance required of other similarly situated tenants in Las Vegas, Nevada and necessary for its adequate protection; provided, however, Landlord may not exercise its right under this sentence more frequently than one time in any calendar year.

         14.4 HAZARDOUS ACTIVITIES. Tenant shall not use or occupy, or permit the Premises to be used or occupied, in a manner not otherwise permitted hereunder which will increase the rates of fire or any other insurance for the Premises or the Hotel. Tenant shall also not use or occupy, or permit the Premises to be used or occupied in a manner not otherwise permitted hereunder which will make void or voidable any insurance then in force with respect thereto or the Hotel, or which will make it impossible to obtain fire or other insurance with respect thereto or the Hotel. If by reason of the failure of Tenant to comply with the provisions of this Section, the fire or any other insurance rates for the Premises or the Hotel be higher than they otherwise would be, Tenant shall reimburse Landlord, as additional rent, on the first day of the calendar month next succeeding notice by Landlord to Tenant of said increase, for that part or all insurance premiums thereafter paid by Landlord which shall have been charged because of such failure of Tenant.

         14.5 WAIVER OF SUBROGATION. Each Party hereby waives subrogation and any and all rights of recovery from the other, its officers, agents and employees for any loss or damage, including consequential loss or damage, caused by any peril or perils (including negligent acts) enumerated in their insurance actually carried or required to be carried pursuant to this Lease and to the extent of such insurance coverage or required coverage, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof to the extent of such insurance coverage or required coverage.

                                   ARTICLE 15
                                      LIENS

         15.1 INDEMNITY FOR LIENS. Tenant, at all times, shall indemnify and hold harmless Landlord, the Hotel, the Premises, the leasehold estate created by this Lease, any trade fixtures, equipment or personal property within the Premises, and each of them, from any claim, lien, tax lien or levy, attachment, garnishment, encumbrance, litigation or judgment, arising directly or indirectly from any obligation, action or inaction of Tenant whatsoever.

         15.2 PREVENTION OF LIENS. Tenant, at all times, shall keep the Landlord, the Hotel, the Premises, the leasehold estate created by this Lease, any trade fixtures, equipment or personal property within the Premises, free and clear from any claim, liens, tax lien or levy, attachment, garnishment or encumbrance arising directly or indirectly from any obligation, action or inaction of Tenant whatsoever. However, this Section 15.2 shall not apply to the granting of a security interest in Tenant's personal property in connection with a financing by Tenant.

         15.3 RELEASE OF LIENS. If a mechanics' lien, tax lien or other lien is filed against the Hotel arising directly or indirectly from any obligation, action or inaction of Tenant whatsoever, Tenant shall discharge or cause to be discharged (by bond or otherwise) such lien within ten (10) days after Tenant receives notice of the filing thereof and shall not allow any such lien to be foreclosed upon. If a mechanic's lien or other lien is filed against the Hotel, and Tenant falls to timely discharge such lien, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord within thirty (30) days following notice by Landlord, any sum paid by Landlord to remove such liens, together with interest at Landlord's cost of money from the date of such payment by Landlord. Tenant's obligation under the Section shall survive the expiration of the Term of this Lease or the earlier termination of this Lease.

         15.4 NOTICE OF NONRESPONSIBILITY. Tenant shall give Landlord at least ten (10) business days prior written notice before the commencement of any work, construction, alteration or repair on the Premises to afford Landlord the opportunity to record appropriate notices of nonresponsibility.

                                   ARTICLE 16
                                 INDEMNIFICATION

         Tenant hereby covenants and agrees to indemnify, save, and hold Landlord, the Premises and the leasehold estate created by this Lease free, clear and harmless from any and all liability, loss, costs, expenses, including attorneys' fees, judgments, claims, liens, and demands of any kind whatsoever (collectively, "CLAIMS") in connection with, arising out of, or by reason of any breach of this Lease by Tenant or any act, omission, or negligence of Tenant, its agents, employees, servants, contractors, subtenants or licensees while in, upon, about, or in any way connected with the Premises, or arising from any accident, injury, or damage, howsoever and by whomsoever caused, to any person or property whatsoever occurring, in, upon, about, or in any way connected with Tenant's activities or use of the Premises or any portion thereof, including, without limitation, any infringement by Tenant or by any person engaged by Tenant or acting on Tenant's behalf of any copyright, patent, trademark or similar intellectual property rights of any other person or entity, except to the extent that any of the foregoing is caused by the negligence or wilful misconduct of Landlord or its agents, employees, servants, contractors or licensees. Landlord shall not be liable to Tenant or to any other person whatsoever for any damage occasioned by fire, smoke, falling plaster, electricity, plumbing, gas, water, steam, sprinkler, or other pipe and sewage system or by the bursting, running, or leaking of any tank, washstand, closet or waste of other pipes, nor for any damages occasioned by water being upon or coming through the roof, skylight, vent, trapdoor, or otherwise or for any damage arising from any acts or neglect of co-lessees or other occupants of the Hotel or of adjacent property, or of Landlord, or of the public, nor shall Landlord be liable in damages or otherwise for any failure to furnish, or interruption of, service of any utility.

         Similarly, Landlord hereby covenants and agrees to indemnify, save and hold Tenant harmless from and against all Claims in connection with, arising out of, or by reason of any breach of this Lease by Landlord or any negligence or wrongful act of Landlord, its agents, employees and contractors, including, without limitation, any negligence or wrongful act of Landlord in connection with the construction of Landlord's Work.

                                   ARTICLE 17
                                  SUBORDINATION

         17.1 SUBORDINATION OF TENANT'S INTEREST. Tenant agrees that this Lease and Tenant's interest in the Premises is secondary, junior and inferior to the lien of any mortgage, deed of trust or other encumbrance, together with any renewals, extensions or replacements thereof, now or hereafter placed, charged or enforced against the Premises, or any portion thereof, or any property of which the Premises is a part (hereinafter, a "MORTGAGE"). Notwithstanding the foregoing, upon request by Landlord, Tenant shall execute and deliver at any time, and from time to time, such documents as may be required to effectuate such subordination.

         17.2 PRIORITY. In the event that the mortgagee or beneficiary of any Mortgage elects to have this Lease a prior lien to its mortgage or deed of trust, then and in such event, upon such mortgagee's or beneficiary's giving written notice to Tenant to that effect, this Lease shall be deemed prior in lien to such mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of recordation of such mortgage or deed of trust.

         17.3 ATTORNMENT. Tenant shall, in the event any proceedings are brought for the foreclosure of the Premises in the event of exercise of the power of sale under any Mortgage covering the Premises, or in the event of a sale of Landlord's interest in the Premises attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

         17.4 NONDISTURBANCE. Landlord, Tenant and Landlord's current lender shall enter into a nondisturbance and attornment agreement on the lender's form providing that, so long as no Tenant Event of Default occurs under this Lease, such lender will recognize this Lease and Tenant's rights hereunder. Tenant's obligation to subordinate its leasehold interest to any future Mortgage shall be subject to Tenant's receipt of a commercially reasonable nondisturbance and attornment agreement from the holder of such Mortgage.

                                   ARTICLE 18
                            ASSIGNMENT AND SUBLETTING

         18.1 ASSIGNMENT OR SUBLEASE WITHOUT CONSENT PROHIBITED. The economic provisions and rental rates set forth in this Lease were negotiated by Landlord in consideration of, and would not have been granted by Landlord but for, the specific nature of the leasehold interest granted to Tenant hereunder, as such interest is limited and defined by various provisions throughout this Lease, including, but not limited to, the provisions of this Article 18 which define and limit the transferability of such leasehold interest. The leasehold estate granted to Tenant hereunder is not a transferable interest in property, and Landlord hereby reserves the right to receive any increased rental value of the Premises during the Term hereof as the same may be realized by any transfer of said estate, except to the extent Tenant is specifically granted the right to transfer all or part of its leasehold and to retain all or part of the increased rental value thereof pursuant to the provisions of this Article 18. Tenant shall not directly or indirectly, voluntarily or by operation of law sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Premises or Tenant's leasehold estate hereunder (collectively "ASSIGNMENT"), or permit the Premises to be occupied or used by anyone other than Tenant or sublet the Premises (collectively "SUBLEASE") or any portion thereof without Landlord's prior written consent in each instance. Unless Tenant is a publicly traded company or owns and operates restaurants other than the restaurant which is to be operated in the Premises, any transfer of ownership interests in Tenant in the aggregate in excess of twenty-five percent (25%) shall be deemed an Assignment hereunder.

         18.2 NOTICE OF PROPOSED SUBLEASE OR ASSIGNMENT. If Tenant desires at any time to enter into an Assignment of this Lease or a Sublease of the Premises or any portion thereof, it shall first give written notice to Landlord of its desire to do so, which notice shall contain (a) the name of the proposed assignee, subtenant or occupant, (b) the nature of the proposed assignee's, subtenant's or occupant's business to be carried on in the Premises, (c) the terms and provisions of the proposed Assignment or Sublease, as reasonably requested by Landlord and (d) such financial information as Landlord may reasonably request concerning the proposed assignee, subtenant or occupant.

         18.3 STANDARDS FOR CONSENT. If Landlord shall not unreasonably withhold its consent to any Assignment, Sublease or Subleases to a third party or parties ("TRANSFEREES"); provided, however, that Landlord's refusal to consent to any Assignment or Sublease shall be deemed reasonable if:

                  (i) The transferee, in Landlord's reasonable opinion, is not of reputable and good character;

                  (ii) The proposed transferee, in Landlord's reasonable judgment, is not an experienced, proven and successful operator of businesses comparable to the type contemplated by this Lease;

                  (iii) The purposes for which the transferee intends to use the Premises are, in Landlord's reasonable judgment, incompatible with the Hotel or the business operations of other Tenants in the Hotel;

                  (iv) In the reasonable judgment of the Landlord the purpose for which the subtenant or assignee intends to use the Premises is not in keeping with the standards of Landlord for the Hotel as a first class resort hotel facility, or is in violation of the terms of any other lease in the Hotel, it being understood that the purpose for which any subtenant or assignee intends to use the Premises may not be in violation of this Lease;

                  (v) The proposed transferee has been involved in bona fide negotiations with Landlord for space in the Hotel within the preceding twelve
(12) months and Landlord has available other comparable space in the Hotel to offer to the prospective subtenant or assignee;

                  (vi) The proposed subtenant or assignee is either an occupant of the Hotel (but only if Landlord can offer comparable space in the Hotel to such proposed assignee or sublessee) or a government (or subdivision or agency thereof);

                  (vii) The proposed assignee or sublessee is, in the reasonable judgment of Landlord, insolvent or financially unable to meet the projected costs of the obligations to be assumed for the unexpired Term of this Lease; or the proposed assignee or sublessee has a net worth which is, in the reasonable opinion of Landlord, insufficient to enable it to operate a successful first class business of the type contemplated herein and to meet the projected costs of obligations to be assumed for the unexpired Term of this Lease;

                  (viii) The transferee operates another similar business at another Las Vegas Strip hotel and/or casino property under the same tradename which such transferee proposes to use for its business in the Premises; or

                  (ix) Tenant is in default under this Lease (provided that Tenant shall have the right to resubmit any proposal for Assignment or Sublease after Tenant cures such default).

         If Landlord consents to any Sublease or Assignment under this Section 18.4, Tenant may thereafter within ninety (90) days after Landlord's consent, but not later than the expiration of said ninety (90) days, enter into such Sublease of the Premises or portion thereof, or Assignment upon the same material terms and conditions set forth in the notice furnished by Tenant to Landlord pursuant to Section 18.2 above.

         18.4 NO RELEASE OF TENANT. Subject to Section 18.6 below, no consent by Landlord to any Assignment or Sublease by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after the Assignment or Sublease. The consent by Landlord to any Assignment or Sublease shall not relieve Tenant from the obligation to obtain Landlord's express written consent to any other Assignment or Sublease. Any Assignment or Sublease which is not in compliance with this Article 18 shall be void and, at the option of Landlord, shall constitute a material default by Tenant under this Lease. The acceptance of rent by Landlord from a proposed assignee or sublessee shall not constitute the consent to such Assignment or Sublease by Landlord.

         18.5 ASSUMPTION OF TENANT'S OBLIGATIONS. Each assignee, sublessee, mortgagee, pledgee, or other transferee, other than Landlord, shall assume, as provided in this Section 18.6, all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the rent, and for the performance of all the terms, covenants, conditions and agreements herein contained on Tenant's part to be performed for the Term of this Lease; provided, however, that the assignee, sublessee, mortgagees, pledgee or other transferee shall be liable to Landlord for rent only in the amount set forth in the Assignment or Sublease. No Assignment shall be binding on Landlord unless the assignee or Tenant shall deliver to Landlord a counterpart of the Assignment and an instrument in recordable form which contains a covenant of assumption by the assignee reasonably satisfactory in substance and form to Landlord, consistent with the requirements of this Section 18.6, but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its liability as set forth above.

         18.6 SALE OF TENANT'S BUSINESS. In the event that Tenant sells its business in the Premises to a transferee which is approved by Landlord pursuant to the foregoing provisions of this Article 18, then, notwithstanding the provisions of Section 18.1 above, Landlord shall be entitled only to one-half of any "Profits," as defined below, realized from such sale, and, upon payment of such Profits to Landlord and the assumption of Tenant's obligations by such permitted transferee pursuant to Section 18.5 above, Tenant shall be relieved of all further obligations accruing under this Lease. For purposes of this Section 18.6, "PROFITS" shall mean all amounts realized by Tenant from the sale of its business in the Premises and the assignment of this Lease, less the unamortized cost (computed using the straight-line method over the initial Lease Term) of Tenant's Work (and capital improvements or replacements thereto), furniture, fixtures and equipment which are to be sold to Tenant's transferee.

                                   ARTICLE 19
                              INSOLVENCY AND DEATH

         It is understood and agreed that neither this Lease nor any interest therein or hereunder, nor any estate hereby created in favor of Tenant, shall pass by operation of law under any state or federal insolvency, bankruptcy, or inheritance act, or any similar law now or hereafter in effect, to any trustee, receiver, assignee for the benefit of creditors, heirs, legatees, devisees or any other person whomsoever without the express written consent of Landlord first had and obtained therefor as provided in Article 18 above.

                                   ARTICLE 20
                                  CONDEMNATION

         20.1 AWARDS. Should the whole or any part of the Premises be condemned or taken by a competent authority for any public or quasi-public purpose, all awards payable on account of such condemnation and taking shall be payable to Landlord, and Tenant hereby waives any and all interest therein, provided that Tenant may make a separate claim for the value of Tenant's improvements, fixtures and equipment.

         20.2 TAKING OF THE PREMISES. If the whole of the Premises shall be so condemned and taken, then this Lease shall terminate upon such taking. If by reason of any condemnation or taking the remainder of the Premises will not be reasonably adequate for the operation of Tenant's business after Landlord completes such repairs or alterations as Landlord elects to make (subject to the limitations which are set forth in Section 1.3), either Landlord or Tenant shall have the option to terminate this Lease by notifying the other party hereto of such election in writing within forty-five (45) days after such taking. If a part only of the Premises is taken and the remaining part thereof is suitable for the purposes for which Tenant has leased said Premises, this Lease shall continue in full force and effect. In the event a partial taking does not terminate this Lease, Tenant shall make repairs and restorations to the remaining premises of the nature of Tenant's Work required by Exhibit B and if Tenant has closed Tenant shall promptly reopen for business.

         20.3 TAKING OF THE HOTEL. If any material part of the Hotel other than the Premises shall be so taken or appropriated, Landlord shall have the right, at its option, to terminate this Lease by notifying Tenant within six (6) months of such taking.

         20.4 DEED-IN-LIEU. For the purposes hereof, a deed in lieu of condemnation shall be deemed a taking.

                                   ARTICLE 21
                            DESTRUCTION OF PREMISES

         21.1 LANDLORD'S RIGHT OF TERMINATION. In the case of the total destruction of the Premises, or any portion thereof substantially interfering with Tenant's use of the Premises. whether by fire or other casualty, not caused by the fault or negligence of Tenant, its agents. employees, servants, contractors, subtenants, licensees, customers or business invitees, this Lease shall terminate except as herein provided. If Landlord notifies Tenant in writing within one hundred twenty (120) days of such destruction of Landlord's election to repair said damage, and if Landlord proceeds to and does repair such damage with reasonable dispatch. but in no event longer than twelve (12) months from the date of the casualty, this Lease shall not terminate. but shall continue in full force and effect. In determining what constitutes reasonable dispatch. consideration shall be given to delays caused by Force Majeure events. If this Lease is terminated pursuant to this Article 21 and if Tenant is not in default hereunder. all RIGHTS AND obligations hereunder shall cease and terminate as of the date of termination.

         21.2 DAMAGE CAUSED BY TENANT. Notwithstanding Section 21.1, in the event the Premises, or any portion thereof, shall be damaged by fire or other casualty due to the fault or negligence of Tenant, its agents, employees, servants, contractors, subtenants, licensees, then, without prejudice to any other rights and remedies of Landlord, this Lease shall not terminate, the damage shall be repaired by Tenant, and Percentage Rent payable by Tenant shall be determined by the method set forth in Section 8.11 of this Lease.

         21.3 DAMAGE TO HOTEL. In the event of any damage not limited to, or not including, the Premises, such that the building of which the Premises is a part is damaged to the extent of twenty-five percent (25%) or more of the cost of replacement, or the buildings and improvements (taken in the aggregate) of the Hotel owned by Landlord shall be damaged to the extent of more than twenty-five percent (25%) of the aggregate cost of replacement, Landlord may elect or terminate this Lease upon giving notice of such election in writing to Tenant within one hundred twenty (120) days after the occurrence of the event causing the damage. If Landlord elects to terminate this Lease pursuant to this Section
21.3 upon the occurrence of damage to the Hotel which does not affect the Premises, Landlord shall reimburse Tenant for its Unamortized Costs.

         21.4 REPAIR OBLIGATIONS. The provisions of this Article 21 with respect to repair by Landlord shall be limited to such repair as is necessary to place the Premises in the condition specified for Tenant's Work and when placed in such condition the Premises shall be deemed restored and rendered tenantable, and, upon completion of Tenant's Work, Tenant shall replace its stock in trade, and if Tenant has closed, Tenant shall promptly reopen for business. In no event shall Landlord be obligated to incur costs to restore the Premises which exceed the amount of insurance proceeds which are paid to Landlord with respect to the damage to the Premises.

         21.5 INSURANCE PROCEEDS. All insurance proceeds payable under any fire and extended coverage risk insurance covering the Hotel and/or the Premises shall be payable solely to Landlord, and Tenant shall have no interest therein. Tenant shall in no case be entitled to compensation for damages on account of any annoyance or inconvenience in making repairs under any provision of this Lease. Except to the extent provided for in this
Section 21, neither the rent payable by Tenant nor any of Tenant's other obligations under any provision of this Lease shall be affected by any damage to or destruction of the Premises or any portion thereof by any cause whatsoever.

         21.6 RENTAL ABATEMENT. In the event any part of the Premises, as a result of damage by fire or other casualty, is rendered untenantable for the conduct of Tenant's business, Base Rent shall be reduced and abated in proportion to the part of the Premises which is so rendered untenantable until the damaged portion of the Premises have been made tenantable for the conduct of Tenant's business or until this Lease expires or terminates, whichever occurs first; provided that there shall be no abatement of Base Rent whatsoever with respect to any damage caused in whole or in part by the negligence or willful act of Tenant, its agents, employees, contractors or licensees.

                                   ARTICLE 22
                                 RIGHT OF ACCESS

         22.1 RIGHT OF ACCESS. Landlord, and its authorized agents and representatives shall be entitled to enter the Premises at any reasonable time with reasonable prior notice (except in the event of an emergency) for the purpose of observing, posting or keeping posted thereon notices provided for hereunder, and such other notices as Landlord may deem necessary or appropriate for protection of Landlord and/or its interest in the Premises; for the purpose of inspecting the Premises or any portion thereof; and for the purpose of making repairs to the Premises or any other portion of the Hotel and performing any work therein or thereon which Landlord may elect or be required to make hereunder, or which may be necessary to comply with any laws, ordinances, rules, regulations or requirements of any public authority or any applicable standards that may, from time to time, be established by the Insurance Services Office or any similar body, or which Landlord may deem necessary or appropriate to prevent waste, loss, damage or deterioration to or in connection with the Premises or any other portion of the Hotel or for the purpose of conducting its legitimate business purposes therein or for any other lawful purpose. Any entry hereunder shall be undertaken by Landlord in a manner and at such times as are reasonably calculated to minimize interference with Tenant's business; provided that Landlord shall have the right to use any means which Landlord may deem proper to open all doors in the Premises in an emergency. Entry into the Premises obtained by Landlord by any such means shall not be deemed to be forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof. Nothing contained herein shall impose or be deemed to impose any duty on the part of Landlord to do any work or repair. maintenance, reconstruction or restoration, which under any provision of this Lease is required to be done by Tenant; and the performance thereof by Landlord shall not constitute a waiver of Tenant's default in failing to do the same.

         22.2 INCONVENIENCE TO TENANT. Landlord may, during the progress of any work on tile Premises, keep and store upon the Premises all necessary materials, tools and equipment. Subject to the provisions of Article 13, Landlord shall not in any event be liable for inconvenience, annoyance, disturbance, loss of business or quiet enjoyment, or other damage or loss to Tenant by reason of making any such repairs or performing any such work upon the Premises, or on account of bringing materials, supplies and equipment into, upon or through the Premises during the course thereof, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever. Landlord shall, however, in connection with the performance of such work, cause as little inconvenience, disturbance or other damage or loss to Tenant as may be reasonably possible under the circumstances.

         22.3 RIGHT TO SHOW THE PREMISES. Subject to Section 22.1, Landlord, and/or its authorized agents and representatives, shall be entitled to enter the Premises at all reasonable times for the purpose of exhibiting the same to prospective purchasers of the Hotel and, during the final year of the Term of this Lease, Landlord shall be entitled to exhibit the Premises for lease. Landlord shall not place "for lease" signs in the Premises without Tenant's prior consent.

                                   ARTICLE 23
                         LANDLORD'S RIGHT OF PERFORMANCE

         Whenever under any provision of this Lease, Tenant shall be obligated to make any payment or expenditure, or to do any act or thing, or to incur any liability whatsoever, and Tenant fails, refuses or neglects to perform as herein required, Landlord shall, upon not less than ten (10) days prior notice, be entitled, but shall not be obligated, to make any such payment or to do any such act or thing, or to incur any such liability, all on behalf of and at the cost and for the account of Tenant. In such event, the amount thereof with interest thereon at the Default Rate per annum shall constitute and be collectable as additional rent on demand.

                                   ARTICLE 24
                              ESTOPPEL CERTIFICATES

         Tenant agrees that within ten (10) days of any demand therefor by Landlord, Tenant will execute and deliver to Landlord or Landlord's designee a recordable certificate stating that this Lease is in full force and effect, such defenses or offsets as are claimed by Tenant, if any, the date to which all rentals have been paid, and such other information concerning the Lease, the Premises and Tenant as Landlord or said designee may reasonably request.

                                   ARTICLE 25
                                TENANT'S DEFAULT

         25.1 EVENTS OF DEFAULT. Landlord shall have all the rights and remedies provided in this Section or elsewhere herein, in the event that any of the following (sometimes referred to herein as an "EVENT OF DEFAULT") shall occur:

                  a. Tenant shall default in the payment of any sum of money required to be paid hereunder and such default continues for five (5) business days after written notice thereof from Landlord to Tenant; or

                  b. Tenant shall default in the performance of any other provision, covenant or condition of this Lease on the part of Tenant to be kept and performed and such default continues for twenty (20) days after written notice thereof from Landlord to Tenant; provided, however, that if the default complained of in such notice is of such a nature that the same can be rectified or cured, but cannot with reasonable diligence be done within said twenty (20) day period, then such default shall be deemed to be rectified or cured if Tenant shall, within said twenty (20) day period, commence to rectify and cure the same and shall thereafter complete such rectification and cure with all due diligence; or

                  c. Tenant should vacate or abandon the Premises during the Term of this Lease; or

                  d. Tenant should fail to obtain the discharge or release of any lien as required by Article 15 hereof; or

                  e. There is filed any execution, attachment, levy or seizure against Tenant or the leasehold estate created by this Lease and the same continues in effect for a period of ten (10) days; or

                  f. There is filed any petition in bankruptcy or the Tenant is adjudicated as a bankrupt or insolvent, or there is appointed a receiver or trustee to take possession of Tenant or of all or substantially all of the assets of Tenant, or there is a general assignment by Tenant for the benefit of creditors, or any action is taken by or against Tenant under any state or federal insolvency or bankruptcy act, or any similar law now or hereafter in effect. The provisions of this Clause (f) shall also apply to any guarantor of this Lease or occupant of the Premises; or

                  g. There shall occur any other event or condition which is described in this Lease as an "Event of Default."

         25.2 LANDLORD'S REMEDIES. Upon the occurrence of any Tenant Event of Default, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

                  (1) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails so to do, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises, or any part thereof, as permitted by applicable law without being liable to prosecution or for any claim for damages; and Landlord may recover from Tenant:

                  (a) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

                  (b) The worth at the time of award of any amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

                  (c) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of the award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided: plus

                  (d) Any other reasonable amount necessary to compensate
                      Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease; and

                  (e) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

         All such amounts shall be computed on the basis of the monthly amount thereof payable on the date of Tenant's default; except that Percentage Rent shall be computed on the basis of the monthly average of all Percentage Rent received by or payable to Landlord during the period that Tenant was conducting Tenant's business in the Premises in the manner and to the extent required by this Lease, or on the basis of the monthly amount thereof payable on the date of Tenant's default, if greater. As used in paragraphs (a) and (b) above, the "worth at the time of award" is computed by allowing interest in the per annum amount equal to the Default Rate. As used in paragraph (c) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent per annum.

         (2) Enter upon the Premises, without being liable to prosecution or for any claim for damages, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any reasonable and necessary expenses which Landlord may incur in thus effecting compliance with Tenant's obligations hereunder.

         Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damage accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon the occurrence of a Tenant Event of Default shall not be deemed or construed to constitute a waiver of such default.

                                   ARTICLE 26
                                QUIET POSSESSION

         Tenant, upon paying the rentals and other payments herein required from Tenant, and upon Tenant's performance of all of the terms, covenants and conditions of this Lease on its part to be kept and performed, may quietly have, hold and enjoy the Premises during the Term of this

Lease without any disturbance from Landlord or from any other person claiming through Landlord.

                                   ARTICLE 27
                                SALE BY LANDLORD

         27.1 LANDLORD'S RIGHT TO ASSIGN OR TRANSFER. It is agreed that Landlord may at any time assign or transfer its interest as Landlord in and to this Lease, or any part thereof, and may at any time sell or transfer its interest in the fee of the Premises, or its interest in and to the whole or any portion of the Premises, without notice or obtaining any approval from Tenant.

         27.2 ATTORNMENT. Tenant hereby agrees to attorn to the assignee, transferee, or purchaser of Landlord under any provision of this Article 27 from and after the date of notice to Tenant of such assignment, transfer or sale, in the same manner and with the same force and effect as though this Lease were made, in the first instance, by and between Tenant and such assignee, transferee or purchaser.

         27.3 RELEASE OF LANDLORD. In the event of any sale or exchange of the Premise by Landlord, Landlord shall be and is hereby relieved of all liability under any and all of its covenants and obligations contained in or derived from this Lease, arising out of any act, occurrence or omission relating to the Premises occurring after the consummation of such sale or exchange.

                                   ARTICLE 28
                              DEFAULT BY LANDLORD

         It is agreed that in the event Landlord fails or refuses to perform any of the provisions, covenants or conditions of this Lease on Landlord's part to be kept or performed, that Tenant, prior to exercising any right or remedy Tenant may have against Landlord on account of such default, shall give a twenty
(20) day written notice to Landlord of such default, specifying in said notice the default with which Landlord is charged. Notwithstanding any provision hereof other than Section 13.2, Tenant agrees that if the default complained of in the notice provided for by this Section 28 is of such a nature that the same can be rectified or cured by Landlord, but cannot with reasonable diligence be rectified or cured within said twenty (20) day period, then such default shall be deemed to be rectified or cured if Landlord within said twenty (20) day period shall commence the rectification and curing thereof and shall continue thereafter with all due diligence to cause such rectification and curing to proceed, and so does complete the same, with the use of diligence as aforesaid.

                                   ARTICLE 29
                                 MISCELLANEOUS

         29.1 WAIVER OF JURY TRIAL. The parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, and/or any claim of injury or damage.

         29.2 WAIVER. The waiver by Landlord of any default or breach of any of the terms, covenants or conditions hereof on the part of Tenant to be kept and performed shall not be a waiver of any preceding or subsequent breach of the same or any other term, covenant or condition contained herein. The subsequent acceptance of rent or any other payment hereunder by Tenant to Landlord shall not be construed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular rental or other payment or portion thereof so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rental or other payment. No payment by Tenant or receipt by Landlord of a lesser amount than therein provided shall be deemed to be other than on account of the earliest rent due and payable hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept any such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Lease. This Section 29.2 may not be waived.

         29.3 FORCE MAJEURE. Whenever a day is appointed herein on which, or a period of time is appointed in which, either party hereto is required to do or complete any act, matter or thing, the time for the doing or completion thereof shall be extended by a period of time equal to the number of days on or during which such party is prevented from the doing or completion of such act, matter or thing because of labor disputes not arising from any activity of Tenant or Tenant's employees, civil commotion, war, warlike operation, sabotage, governmental regulations or control, fire or other casualty, inability to obtain any materials, or to obtain fuel or energy, weather or other acts of God, or other causes beyond such party's reasonable control (financial inability excepted); provided, however, that nothing contained herein shall excuse Tenant from the prompt payment of any rent or charge required of Tenant hereunder. Tenant agrees that a recognitional or informational picket line shall not be deemed a force majeure event.

         29.4 DELIVERY OF NOTICES. Any and all notices and demands by or from Landlord to Tenant, or by or from Tenant to Landlord, required or desired to be given hereunder shall be in writing and shall be validly given or made if served either personally or if deposited in the United States mail, certified, postage prepaid, return receipt requested or if delivered by a nationally recognized, next business day delivery courier service, or served by facsimile. If such notice or demand be served by certified mail or courier service in the manner provided, service shall be conclusively deemed made upon delivery, if personally delivered, three (3) business days after deposit in the mail as provided herein, if by mail, and one (1) business day after delivery by next day delivery courier service or facsimile. Service by personal service or facsimile transmission shall be followed by the mailing of the hard copy of the notice on the same or the next business day. Any notice or demand to Landlord shall be addressed to Landlord as follows:

                                William Sherlock
                                New York-New York Hotel
                                3790 Las Vegas Blvd.
                                Las Vegas, Nevada 89109
                                Facsimile: (702)740-6510

With copy to:                   Gary Primm
                                New York-New York Hotel
                                3790 Las Vegas Blvd.
                                Las Vegas, Nevada 89109
                                Facsimile: (702)679-7222

Any notice or demand to Tenant shall be addressed to Tenant at:

                                Laurence Mindel
                                Il Fornaio (America) Corporation
                                1000 Sansome St.
                                Suite 206
                                San Francisco, CA 94111
                                Facsimile:  (415)956-2879

With copy to:                   Thomas F. Hyde, Esq.
                                The Hyde Law Corporation
                                One Maritime Plaza
                                Suite 1600
                                San Francisco, CA 94111

         Any party hereto may change its address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the other party hereto.

         29.5 REMEDIES CUMULATIVE. The various rights, options, elections and remedies of Landlord contained in this Lease shall be cumulative and no one of them shall be construed as exclusive of any other, or of any right, priority or remedy allowed or provided for by law and not expressly waived in this Lease.

         29.6 SUCCESSORS AND ASSIGNS. The terms, provisions, covenants and conditions contained in this Lease shall apply to, bind and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns (where assignment is permitted) of Landlord and Tenant, respectively.

         29.7 PARTIAL INVALIDITY. If any term, provision, covenant or condition of this Lease, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Lease, and all applications thereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

         29.8 TIME OF THE ESSENCE. Time is of the essence of this Lease and all of the terms, provisions, covenants and conditions hereof.

         29.9 ENTIRE AGREEMENT. This Lease contains the entire agreement between the parties and cannot be changed or terminated orally.

         29.10 NO PARTNERSHIP. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant. Neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

         29.11 BROKERS. Tenant warrants that it has had no dealings with any broker or agent in connection with this Lease, and covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease or the negotiation thereof.

         29.12 CAPTIONS. The captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference to this Lease and in no way whatsoever define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

         29.13 USAGE. Masculine or feminine pronouns shall be substituted for the neuter form and vice versa, and the plural shall be substituted for the singular form and vice versa, in any place or places herein in which the context requires such substitution or substitutions.

         29.14 GOVERNING LAW. The laws of the State of Nevada shall govern the validity, construction, performance and effect of this Lease.

         29.15 COVENANTS. Whenever in this Lease any words of obligation or duty are used in connection with either party, such words shall have the same force and effect as though framed in the form of express covenants on the part of the party obligated.

         29.16 JOINT AND SEVERAL OBLIGATIONS. In the event Tenant now or hereafter shall consist of more than one person, firm or corporation, then and in such event, all such persons, firms or corporations shall be jointly and severally liable as Tenant hereunder.

         29.17 SUBMISSION OF LEASE. The submission of this Lease for examination does not constitute a reservation of or option for the Premises and this Lease becomes effective as a Lease only upon execution and delivery thereof by Landlord and Tenant.

         29.18 LIENS AND ACTIONS AFFECTING PROPERTY. Should any claim or lien be filed against the Premises, or any action or proceeding be instituted affecting the title to the Premises, Tenant shall give Landlord written notice thereof as soon as Tenant obtains actual or constructive knowledge thereof.

         29.19 NO MEMORANDUM. Neither this Lease nor a memorandum of this Lease shall be recorded without Landlord's prior written consent, which consent maybe withheld in Landlord's discretion.

         29.20 CONSTRUCTION. This Lease shall not be construed either for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of the language.

         29.21 AUTHORITY. If Tenant is not a natural person, Tenant hereby represents that it is qualified and authorized to enter into, and perform its obligations under, this Lease.

         29.22 ATTORNEYS' FEES. If any action or proceeding is brought by Landlord or Tenant to enforce its respective rights under this Lease, the unsuccessful party therein shall pay all costs incurred by the prevailing party therein, including reasonable attorneys' fees to be fixed by the court.

                                   ARTICLE 30
                               DISPUTE RESOLUTION

         If any controversy or claim between the parties hereto, other than Landlord in unlawful detainer, arises out of this Lease, and the parties are unable to agree by direct negotiations, the parties shall promptly mediate any such disagreement or dispute under the Commercial Mediation Rules of the American Arbitration Association. If the parties are unable to resolve such disagreement or dispute through mediation, then such disagreement or dispute (excluding an action by Landlord in unlawful detainer, as provided above) shall be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association.

         The arbitrators shall be appointed under the Commercial Arbitration Rules of the American Arbitration Association. As soon as the panel has been convened, a hearing date shall be set within twenty-one (21) days thereafter. Written submittals shall be presented and exchanged by both parties ten (10) days before the hearing date, including reports prepared by experts upon whom either party intends to rely. At such time the parties will also exchange copies of all documentary evidence upon which they will rely at the arbitration hearing and a list of the witnesses whom they intend to call to testify at the hearing. Each party shall also make its respective experts available for deposition by the other party prior to the hearing date. The hearings shall be concluded no later than five (5) days after the initial hearing date. The arbitrators shall make their award within ten (10) business days after the conclusion of the hearing. In the event of a three-member panel, the decision in which two (2) of the members of the arbitration panel concur shall be the award of the arbitrators.

         Except as otherwise specified herein, there shall be no discovery or dispositive motion practice (such as motions for summary judgment or to dismiss or the like) except as may be permitted by the arbitrators, who shall authorize only such discovery as is shown to be absolutely necessary to insure a fair hearing. The arbitrators shall not be bound by the rules of evidence or civil procedure, but rather may consider such writings and oral presentations as reasonable businessmen would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their presentation as the arbitrators may deem appropriate. It is the intention of the parties to limit live testimony and cross-examination to the extent absolutely necessary to insure a fair hearing to the parties on the significant matters submitted to arbitration. The parties have included the foregoing provisions limiting the scope and extent of the arbitration with the intention of providing for prompt, economic and fair resolution of any dispute submitted to arbitration.

         The arbitrators shall have the discretion to award the costs of arbitration, arbitrators' fees and the respective attorneys' fees of each party between the parties as they see fit.

         Judgment upon the award entered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         Notwithstanding the parties' agreement to mediate or arbitrate their disputes as provided herein, any party may seek emergency relief in a court of law without waiving the right to arbitrate.

         The arbitrators shall make their award in accordance with applicable law and based on the evidence presented by the parties, and at the request of either party at the start of the arbitration, shall include in their award findings of fact and conclusions of law supporting the award.

         Nothing contained herein is intended to, nor shall, limit Landlord's right to pursue any action in unlawful detainer in the case of an Event of Default by Tenant.

         IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

                                    LANDLORD

                                    NEW YORK - NEW YORK HOTEL,  LLC
                                    a Nevada limited liability company


                                    By: /s/ William Sherlock

                                    Title:  President/CEO
                                            ------------------------------


                                    TENANT

                                    IL FORNAIO (AMERICA) CORPORATION
                                    a California corporation


                                    By: /s/ Laurence B. Mindel

                                    Title:  Chairman
                                            ------------------------------

                                   EXHIBIT "A"
                                    PREMISES

                          Site plan showing premises.

                                   EXHIBIT "B"

                                   WORK LETTER
                                       FOR
                                   IL FORNAIO


1. LANDLORD'S WORK - The following work is to be performed by Landlord and Tenant where indicated:

         A. COMMON AREA

                  1. Utilities:

                           a. Sanitary Sewer and Grease Waste Piping - The Landlord will install sanitary sewer and grease waste stubs to Tenant kitchen locations. The Tenant will provide distribution piping, floor drains and floor sinks in all other locations. Invert and line size will be specified by JBA. Tenant is responsible for payment of the sewer usage and hookup charges, as well as any similar fees and charges levied on the Hotel based upon Tenant usage under the rules of the Clark County Sanitation District.

                           b. Grease Interceptors - The Landlord will provide at its expense one or more grease interceptors that will be shared by all grease producers. The cost of maintaining the interceptor will be shared by all grease producers. The cost sharing formula should be based on grease production as determined by an impartial engineer. The Tenant will maintain grease lines that are used exclusively by the Tenant. The Landlord will maintain all shared grease piping.

                           c. Domestic Water - The Landlord will stub into each demised area cold water, 140 degrees softened hot water and 120 degrees hard hot water. The size of the supply taps will be specified by the Landlord's engineer. Tenant will reimburse Landlord for sub-meters.

                           d. Rendering Management - The Landlord will provide space for the Tenants rendering storage bins in the loading dock area. The Tenant will maintain the area. If the rendering bin area is shared with other Tenants, the Landlord will require all Tenants to contribute a fair share to the maintenance of this area.

                           e. Electrical Service - Landlord will install at Landlord's expense, disconnecting means in Landlord's switchboard and electrical conduit or tray (without wiring) to the Premises at a point determined by Tenant and Landlord. Electrical service shall be at least 1200 amp., 120/208 volt, three phase, four wire, for Tenant's combined power and lighting requirement. Conduit shall be sized to accommodate the above service. Final connection to the Landlord's switchgear shall be done by Landlord at Tenant's expense. Tenant will reimburse Landlord for sub-meters.

                           f. Gas - Landlord will provide, install and maintain a main gas feed that is sufficient to operate Tenant's equipment and business at a point within the Premises to be determined by Tenant and Landlord. Tenant will reimburse Landlord for submeters.

                           g. Sprinkler System - Landlord will install an automatic fire sprinkler system to the Premises in compliance with the requirements of local and state agencies. Such sprinkler system will be based on a specific grid and spacing plan for Tenant, provided that Tenant delivers such plan to Landlord's sprinkler contractor prior to the installation of a standard grid and spacing. The cost to Tenant of modifying the sprinkler system will be the cost of relocation, re-sizing or adding sprinkler mains or heads to the specific grid and spacing for Tenant's business. Modification of the sprinkler system within the Premises will be subject to the review and approval of the Landlord and its design professionals and performed by Landlord's contractor at Tenant's expense. Modifications required by Tenant outside its Premises and related to modifications of the existing system will be done by Landlord at Tenant's expense. In conjunction with the sprinkler system, Tenant will install, at Tenant's expense, one smoke detector in the Premises at a point to be determined by Landlord. Where required by local code, Tenant shall also install at Tenant's expense, life safety equipment such as audiovisual horn devices or additional smoke detector devices. Landlord confirms fire hose cabinets are not required within any Tenant spaces.

                           h. HVAC System - The Landlord is responsible for the installation and maintenance of all HVAC equipment and all main distribution ductwork to the demised premise. The Tenant is responsible for connecting to the taps provided, all VAV boxes and low velocity distribution ductwork within the demised premise. The Tenant will provide all local controls and interface with the Landlord's EMS system as needed. The Tenant will return air to the return taps provided within the demised premise or to the common plenum above the demised premise. The Tenant will provide transfer grills and fans as required within the demised premise as needed to insure proper air balance.

                           i. Smoke Evacuation - Landlord will provide, install and maintain a smoke evacuation system for the premises. The Tenant understands that to the extent that the smoke evacuations system and the Tenant's kitchen exhaust system share the same control sequence the Landlord will use the Tenant's kitchen exhaust for smoke evacuation. The Landlord will pay for any control wiring or relays that may be needed to interlock these two systems.

                           j. Fire Dampers - Landlord shall provide and install fire dampers, in accordance with all codes. Landlord shall also provide and install fire dampers where the Landlord's ductwork passes through service corridor or other fire separations. Tenant shall provide all fire dampers within the Tenant spaces and as required for Tenant's toilet, kitchen exhaust and dishwasher exhaust floor penetrations, if any are required.

                           k. Chilled Water for Refrigeration - The Landlord agrees to stub chilled water into each demised premise. Identification of equipment to use water-cooled and air-cooled compressors will be the joint effort of Landlord and Tenant.

         B. BUILDINGS

                  1. Structure.

                           a. General Demising Partitions - Partitions with exposed studs on the interior shall be provided between the Premises and other areas. These partitions shall extend from finished floor to the underside of the structure, shall be of studs and drywall on the exterior. All the finishes on the common area side will be provided by the Landlord and all of the finishes on the Tenant side will be provided by the Tenant.

                           b. Low Rise Building Protrusion - The Tenant will provide all wall, ceiling and roofing structures, except the Landlord shall pay the Tenant an allowance of $45 per linear foot for the construction of Tenant's storefronts. See Item 2H.


                           c. Landlord shall pour the floor slab designed for a live load of not less than 120 lbs. PSF for the Premises.

11. TENANT'S WORK - The following work required to complete and place the Premises in finished condition ready to open for business is to be performed by the Tenant at the Tenant's own expense. Tenant's Work includes, but is not limited to, the following:

         A. GENERAL PROVISIONS.

                  All work done by Tenant shall be governed in all respects by, and be subject to the following:

                  1. Tenant shall deliver to Landlord within ten (10) days after the execution of this Lease and prior to the commencement of any of the Tenant Work the Tenant's latest financial statement and a written guarantee that the Project will be completed in a timely manner per the lease agreement.

                  2. All Tenant's Work shall conform to applicable statutes, ordinances, regulations and codes and the requirements of all rating bureaus and which by this reference is incorporated into and made a part of this Lease. Tenant shall obtain and convey to Landlord all approvals with respect to electrical, water, sewer, heating, cooling, and telephone work, all as may be required by any agency or utility company.

                  3. Except for minor and routine matters, no approval by Landlord shall be deemed valid unless in writing and signed by Landlord's agent, Brian Baggett.

                  4. Prior to commencement of Tenant's Work and until completion thereof, or commencement of the Lease Term, whichever is the last to occur, Tenant shall effect and maintain Builder's Risk Insurance covering Landlord, Tenant, and Tenant's contractors, as their interests may appear, against loss or damage by fire, vandalism and malicious mischief and such other risks as are customarily covered by a standard "All Risk" policy of insurance protecting against all risk of physical loss or damage to all Tenant's Work in place and all materials stored at the site of Tenant's Work and all materials, equipment, supplies and temporary structures of all kinds incidental to Tenant's Work, and equipment, all while forming a part of or contained in such improvements or temporary structures, or while on the Premises or within the Center all to the actual replacement cost thereof at all times on a completed value basis. In addition, Tenant agrees to indemnify and hold Landlord harmless against any and all claims for injury to persons or damage to property by reason of the use of the Premises for the performance of Tenant's Work, and claims, fines, and penalties arising out of any failure to Tenant or its agents, contractors and employees to comply with any law, ordinance, code requirement, regulations or other requirement applicable to Tenant's Work and Tenant agrees to require all contractors engaged in the performance of Tenant's Work to effect and maintain and deliver to Tenant and Landlord, certificates evidencing the existence of, and covering Landlord, Tenant and Tenant's contractors, prior to commencement of Tenant's Work and until completion thereof, the following insurance coverages:

                           a. Workmen's Compensation and Occupational Disease Insurance in accordance with the laws of the State of Nevada.

                           b. Comprehensive General Liability Insurance, including independent contractors, contractual and completed operations, including death resulting therefrom, and personal injury in the limits of $10,000,000 for any one occurrence and property damage in the limits of $10,000,000 for any one occurrence or a combined single limit policy of $10,000,000 per occurrence.

                           c.       Comprehensive Automobile Insurance,
                                    including "non-owned" automobiles, against bodily injury, including death resulting therefrom, in the limits of $1,000,000 for any one occurrence and $1,000,000 property damage or a combined single limit of $1,000,000.

                           d.       Subcontractor and other independent
                                    contractors must have limits for above
                                    coverage approved by the General Contractor and Landlord, which limits shall not exceed $1,000,000.

                  5. Tenant agrees that the contract of every contractor, subcontractor, mechanic, journeyman, laborer, material supplier or other person or entity performing labor upon, or furnishing materials or equipment to, the Premises in connection with Tenant's Work shall contain the following provision:


                              "Contractor" acknowledges that this provision is required under Tenant's lease (hereinafter the "LEASE") of the Premises to be improved under this Contract (the "LEASED PREMISES" ) from New York-New York Hotel, LLC ("LANDLORD"). In consideration of Tenant's engagement of Contractor to perform the work hereunder, and as an inducement to Tenant to enter into this Contract with Contractor, Contractor acknowledges, covenants and agrees that any mechanics' lien which it may hereafter file, claim, hold or assert with respect to the work hereunder (1) shall attach only to Tenant's interest in the Premises under the Lease and (ii) shall be subject, subordinate and inferior to the lien of any mortgage(s) now or hereafter held upon and against the Landlord by any lender(s) now or hereafter providing funds for the financing for the Premises or the Hotel in which the Premises is located, notwithstanding that any such mortgage(s) may be recorded after the commencement of work hereunder and that Contractor's mechanics lien otherwise might be entitled to priority over any such mortgages(s).

                  6. If Landlord in its sole and absolute discretion determines that the Hotel or the business conducted therein would otherwise be adversely affected, any or all work shall be done by recognized union labor.

         B. FLOOR SLAB.

                  All Tenant's with rest room facilities or food preparation areas shall install a floor slab waterproofing membrane in the Premises at Tenant's expense. All floor penetrations must be sleeved and waterproofed.

         C. STOREFRONTS AND INTERIORS.

                  1. Storefronts shall be designed within parameters of the Landlord's schedule and constructed with the Landlord's written approval. All storefronts must have a New York City theme in keeping with the theme, quality and style of the Hotel and must be approved by the Landlord before construction commences.

                  2. All materials employed in the construction of storefronts shall be as approved by Landlord and as defined by applicable building codes.

                  3. Storefront and Interior color schemes must harmonize with the color scheme of the surrounding building/storefront types and must be approved by the Landlord.

                  4. All swinging entrance doors must be recessed in such a manner that the door, when open, will not project beyond the lease line.

         D. CEILING.

                  1. All ceilings and coves shall not exceed 20'0" above the finished floor (excluding mezzanines) unless otherwise approved by Landlord.

                  2. Tenant's ceilings shall be acoustic tile, gypsum board, plaster, or perforated metallic acoustic system suspended by adequate suspension systems to conform to final requirements of governing authorities and Landlord.

                  3. The space above the ceiling line, which is not occupied or allotted to Landlord's Work (structural members, duct work, piping, etc.) may be used for the installation of suspended ceiling, recessed lighting fixtures and duct work. Under no circumstances will Tenant's Work be hung or suspended from non-structural construction. Any Tenant Work involving the hanging or suspension of construction shall be accomplished only by methods, in locations and by use of assemblies approved by Landlord or Landlord's engineer.

         E. WALLS.

                  All interior walls shall meet all applicable building codes. Tenant shall install insulation on the demising walls and interior walls as made necessary by building code, acoustics, or design. Tenant shall provide any necessary bracing or blocking.

         F. INTERIOR PAINTING.

                  All interior painting and decoration shall be Tenant Work.

         G. FLOOR COVERING.

                  The Landlord and Tenant will jointly coordinate floor transitions at all entrances. The Tenant's floor transition finishes will be applied directly to the slab provided.

         H. ROOF STRUCTURE.

                  The Tenant shall frame the roof structure of the front building adjacent to the open patio. No equipment installed above the suspended ceiling in this area may protrude above the roof line. The Landlord will reimburse the Tenant the reasonable costs of installing a drywall roof on top of this structure.

         I. FURNITURE, FIXTURES, AND SIGNS.

                  The Tenant will provide identification signage as identified in the elevation previously submitted for approval. All decor signage in the common area will be provided by the Landlord. All furnishings, trade fixtures, and related parts, including installation shall be Tenant Work.

         J. SUBMITTALS.

                  Preliminary Submittal by the Tenant shall include storefronts and interiors, plans, elevations, specifications, color and material boards, and a colored elevation of the storefront facade.


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         K. PLUMBING.

                  All plumbing and plumbing fixtures within the premises as required by applicable codes, except utility service to the area, shall be Tenant Work.

         L. TOILET ROOM FIXTURES.

                  Furnishing and installation of wiring, lighting fixtures, mechanical toilet exhaust systems, towel cabinets, soap dishes, hand dryers, deodorizers, mirrors and other similar items in toilet rooms within the Premises or as additionally required by code shall be Tenant Work.

         M. HEATING, VENTILATION AND AIR CONDITIONING.

                  1. Tenant's exhaust systems shall provide the required exhaust air capacities and shall be independent of the central cooling system. Tenant's exhaust systems shall be inoperative during other than regular business hours. Makeup or replacement air shall be provided by the Tenant.

                  2. Tenant's HVAC systems shall be complete with air distributions systems, ventilating systems, control systems, insulation and all other components required to make a complete system. Tenant's HVAC system components shall be installed in locations as designated by the Tenant.

                  3. The Tenant will install and maintain toilet exhaust fans and ductwork for all Tenant installed bathrooms. The Tenant's ductwork will terminate at a curb or sleeve provided by the Tenant and installed by the Landlord. The Landlord will provide a vertical chase and floor penetration as needed enroute between the Tenant's bathroom and the roof or wall penetration. The Landlord will locate the penetration as close as possible to the Tenant's bathroom. In the event that a roof mounted fan is used the Tenant will also provide a pitch pocket. The Tenant will provide design information prior to the roof pour on May 6, 1996.

                  4. In first floor spaces that fall below the high rise structure, the Tenant will connect all vents to the closest inverted T-Y if this has been provided.


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
                  5. The Tenant will install and maintain dishwasher fans and ductwork for all Tenant installed kitchens. The Tenant's ductwork will terminate at a curb or sleeve provided by the Tenant and installed by the Landlord. The Tenant will provide vertical ductwork, drywall enclosures, fire dampers and floor penetrations as needed enroute between the Tenant's kitchen and the roof or wall penetration. In the event that a roof mounted fan is used, the Tenant will also provide a pitch pocket. The Tenant will provide design information prior to the roof pour on May 6, 1996.

                  6. Upon completion of all work, the Tenant will test and prepare an air balance report for all HVAC, and exhaust equipment dedicated to the Tenant's demised premises. A copy of that report will be forwarded to the Landlord. If it is more practical to have one contractor balance the Tenant and Landlord equipment together, then the Tenant agrees to pay a fair share of that costs.

                  7. The Tenant will install all kitchen exhaust ductwork from the collars on the Tenant's hoods to the roof, including all fireproofing, clean-outs, roof curbs, and pitch pockets. The Tenant will maintain all exhaust ductwork in accordance with all codes and accepted practice. The Tenant will supply and install all hoods, exhaust fans, and related wiring. The Tenant will provide all hard wire and low voltage control interlocks between the exhaust system and the make-up air system, smoke evacuation system, fire control system, and energy management system.

                  8. The Tenant will supply and install the supplemental make-up air system if required. Tenant will maintain all supplemental makeup air fans dedicated solely to Tenant spaces.

         N. MECHANICAL EQUIPMENT.

                  All mechanical equipment including dumb-waiters, elevators, escalators, freight elevators, conveyors, and their shafts and doors, located within the Premises, including electrical work for these items. Locations, size and design of roof vents, HVAC equipment, units, hoods and caps shall be approved by Landlord. Landlord reserves the right of disapproval of any equipment to be placed on the roof, provided Landlord makes a suitable substitute location available. Tenant shall install equipment at locations where structural reinforcements are provided. The roof load is to be determined by Landlord's structural engineer's load requirements.


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
                  Landlord approved changes in the structure as necessary to accommodate Tenant's equipment shall be made by Landlord at Tenant's expense.

                  Cuts, curbs and openings including any structural support and steel, shall be provided and performed by a contractor designated by Landlord at Landlord's expense. In addition, all cant strips, base furnishings and other work necessary to complete the permanent weather proofing of Landlord's roof as a result of roof cuts or openings required by Tenant shall be performed by a contractor designed by Landlord at Landlord's expense.

         O. ELECTRICAL.

                  1. All interior distribution Panels, lighting panels, power panels, conduits, outlet boxes, switches, outlets and wires within the Premises shall be Tenant Work. Tenant shall provide electric conduit and boxes in the concrete floor slab, ceiling and walls, including all electrical service panels, pull boxes and equipment. Landlord will provide all work outlined in Section I.A.1.e of this Work Letter.

                  2. All electrical fixtures, including lighting fixtures and equipment, and installation thereof shall be Tenant Work. Lighting systems (except security and emergency lighting) must be controlled by lighting contactors.

                  3. All conduit necessary for telephone wires within the Premises shall be Tenant Work.

                  4. Wiring connections to Tenant's equipment within the Premises shall be Tenant Work.

         P. COMMUNICATIONS SYSTEMS.

                  1. Telecommunications Service - The Tenant will install a telephone system that is fully compatible with the Landlord's system. The Landlord will supply the Tenant with compatibility criteria. The Landlord will stub a communications conduit into each demised premise.

                  2. POS - The Tenant will install a POS system that is fully compatible with Infogenesis. The Landlord will supply the Tenant with compatibility criteria. The Landlord will stub a POS conduit into each demised premise.

         Q. TEMPORARY SERVICES.

                  Any temporary services required by Tenant during its construction period, including heat, water or electrical service shall be secured from Landlord or Landlord's contractor, as the case may be, at Tenant's sole cost and expense.

         R. SUBSEQUENT REPAIRS AND ALTERATIONS.

                  Landlord reserves the right to require changes in Tenant's Work when necessary by reason of code requirements.

         S. DOORS AND EXITING REQUIREMENTS.

                  1. Tenant will be responsible for adherence to exiting codes.

                  2. Tenant will maintain a clear exiting path through the stockroom to Tenant's rear door for those Premises that contain a rear door.

         T. CONSTRUCTION ACTIVITIES.

                  1 If the Tenant requires any roof penetrations in addition to those already provided for in this lease then the Landlord will provide such penetrations at the Tenant's expense.

                  2. Any additional structural support necessitated by Tenant's equipment, fixtures or inventory in the mezzanine shall be provided by Tenant at Tenant's expense and approved by Landlord.

                  3. If Tenant will not open by the date the Hotel opens for business and such date is after the Commencement Date, Tenant shall be responsible for the installation and expense of the temporary storefront or barricade shielding the interior of the Premises from the Hotel as well as for the removal and cost thereof after opening for business. If Tenant is under construction prior to the date the Hotel is open for business, such temporary storefront shall be installed at least three (3) days prior to such opening date.

                  4. All construction activities on site must be coordinated directly with Mr. Randy Keiper, Superintendent for Marnell Corrao Associates (MCA). General site rules to be observed are:

                           a. Normal construction work hours are 6:00 A.M. to 2:30 P.M.

                           b. All employees working on site must belong to local unions, except as permitted in the lease. All employees on site must receive a badge from MCA to enter the site.

                           c. Tenant contractors must schedule major deliveries after normal work hours and must provide their own forklifts and cranes.

                           d. Tenant contractors may use MCA man hoists free of charge during normal working hours.

                           e. Tenant contractors may schedule the use of the material hoist after normal working hours. Extra cost of operators and mechanics will be shared by all users in accordance with their use.

                           f.       All employee parking must be off site.

                           g. No space is available for offices for Tenant contractors on site, except within their own spaces. Temporary phone lines are not available.

                           h. Temporary power and water is available to Tenant spaces. Tenant electrical subcontractor may have to pull wire to Tenant space.

                           i. Cutting of holes through existing walls or slabs for equipment access will not be allowed.

                           j. A common trash container will be located on site to be used by all Tenant contractors. Tenants will share the cost of trash removal based on a fair square footage formula.

                           k. Tenants will provide their own portable toilets on site. Contacts should be made with "Mr. Potty" to simplify maintenance and reduce costs.